
brightline
brightline

Brightline Ridership and Revenue Study

December 2017

louisberger.com

Disclaimer

This Report was prepared by The Louis Berger U.S., Inc., (LB) for the benefit of All Aboard Florida Operations, LLC (Client) pursuant to a Professional Services Agreement dated May 17, 2017.

LB has performed its services to the level customary for competent and prudent engineers performing such services at the time and place where the services to our Client were provided. LB makes or intends no other warranty, express or implied.

Certain assumptions regarding future trends and forecasts may not materialize, which may affect actual future performance and market demand, so actual results are uncertain and may vary significantly from the projections developed as part of this assignment. The data used in the Report was current as of the date of the Report and may not now represent current conditions.

Unless you are the Client, or a party to a fully executed Reliance Letter Agreement with LB concerning this project (Relying Party), you may not rely on the information, data, and descriptions in this report as reasonably necessary for evaluation of this project. The Report is provided for information purposes only. LB makes no representations or warranty that the information in the Report is sufficient to provide all the information, evaluations and analyses necessary to satisfy the entire due diligence needs of a Relying Party.

Table of Contents

List of Figures and Tables

1.0 Executive Summary

All Aboard Florida Operations, LLC commissioned Louis Berger U.S., Inc. (LB) to develop an investment grade ridership and revenue forecast for the re-introduction of passenger rail service on its existing right of way. The proposed new passenger rail service, named Brightline, will be a privately owned and operated, intercity service connecting key cities in Southeast Florida (Miami, Fort Lauderdale, and West Palm Beach) with Orlando in Central Florida.

Each year, travelers make hundreds of millions of trips between the communities in Southeast and Central Florida that will be served by Brightline, making the region one of the most actively traveled areas in the United States. The proposed service will operate on existing transportation corridors running directly through some of the most densely populated communities in the State of Florida with stations located at key downtown areas or major sites and connected to local transit hubs (airport, bus, commuter rail, etc.).

FIGURE 1-1 BRIGHTLINE SERVICE


Orlando
(PHASE TWO)
West Palm Beach
Fort Lauderdale
Miami
Brightline Station

The objective of this study is to provide an independent overview of ridership and revenue that will inform and advance the project planning efforts and decisions of potential investors and funding partners.

1.1 Overview of the Investment Grade Study Process

The ridership and fare revenue forecasts presented in this report are characterized as being investment-grade with respect to accuracy, reliability and credibility.[1] The integrity of the study is underpinned by the following key features:

- Independent approach by experienced travel demand forecasting consultants.
- Forecasting model constructed from the bottom up using data gathered from regional planning agencies, stakeholder organizations, and recognized commercial sources.
- The use of independent and experienced travel demand forecasting consultants.
- Stated Preference Survey designed to measure characteristics of existing intercity travel demand in Southeast Florida and between Southeast Florida and Central Florida.
- Pricing Research survey data to support findings on willingness to pay and induced demand
- A critical, benchmarked assessment of economic growth projections that are used to estimate the overall future growth in travel demand.
- The development of a forecasting model for Brightline based on current travel, transport system and economic growth data.
- The adoption of conservative assumptions regarding factors affecting Brightline usage.
- Alternative model estimates (sensitivity testing) intended to quantify the impacts of different assumptions of key forecasting inputs on forecast results.
- Emphasis on near term forecasts—investment decision makers commonly place greater emphasis on the early years of operation than the later years (which include growth that is expected, but not certain, to occur).

Outputs of the investment-grade forecast that were used to determine the economic, financial, and business planning dimensions of the proposed investment include the following:

- Overall ridership demand estimates
- Station-station segment ridership estimates
- Market share analysis
- Market breakdown by user type (business/non-business, etc.) and geography
- Ridership demand elasticity with respect to fare
- Ridership demand with respect to level of service
- User benefit metrics (values-of-time)

Louis Berger segmented its technical approach and analysis into five distinct areas of study outlined below. Each of these study areas are discussed in greater detail within their respective chapters of this report.

- Market assessment (Section 2, 3)
- Travel demand model development and calibration (Section 4)
- Ridership and revenue forecast (Section 5)
- Sensitivity testing (Section 6)

---

[1] The key features noted in this section ensure highly reliable forecasts. However, it is not possible to forecast future events with certainty. Assumptions regarding economic growth, competition between modes, and external factors affecting overall travel demand and Brightline usage may prove inaccurate. Changes from these assumptions could produce lower or higher ridership than the estimates contained in this report. Please see our disclaimer for more information.

1.2 Study Process

To determine the extent and magnitude of the demand for a new mode of travel between Central Florida and Southeast Florida, Louis Berger undertook a thorough assessment of the existing and potential future intercity travel market, the attributes of the current modes of travel in the corridor, and prospects for future growth. The study included the following key activities.

- ***Research to Establish Market Size and Catchment Area*** – Residents and visitors to cities in the corridor make hundreds of millions of trips per year, but only a select portion of these trips involve travel between the central business districts and surrounding activity centers that would be served by Brightline stations. To identify the addressable market, Louis Berger gathered extensive data on current levels of travel between the city pairs by mode, trip purpose, and time (time of day, day of week). Louis Berger used vendor-provided mobile phone data and findings from recent primary research on traveler preferences to determine the size of the market. The research established an addressable market of over 390 million intercity trips per year in areas reasonably served by the stations. These findings on the size and characteristics of the market are consistent with previous studies undertaken for rail projects in Florida, and provide a conservative base for the demand forecast.
- ***Identification of Travel Network and Competing Modes of Travel*** – The demand forecasting process also requires a thorough understanding of the travel network and the schedule, journey time, and cost attributes of all modes of travel using the network. This report outlines the assumptions and data sources Louis Berger used to establish the highway, rail, and air travel network. The report also documents the attributes of each mode of travel used as inputs to the demand forecast.
- ***Assessment of the Prospect for Growth in Travel*** – An investment grade forecast requires thorough examination of the prospect for growth in the overall travel market. By gathering data from regional transportation planning agencies and other accepted public and commercial sources, Louis Berger established conservative and reasonable growth rates for the overall market based on observed trends in each segment. Based on observed trends in each of the metropolitan regions within the corridor, Louis Berger expects the overall number of long-distance intercity trips between Central and Southeast Florida to grow by 2.9 percent per year and shorter-distance trips between the cities in Southeast Florida to grow by 1.2 percent per year.
- ***Primary Research on Traveler Preferences and Willingness to Pay*** – When travelers choose to make a journey by auto or by rail they weigh the time and money cost of travel and make a choice based in part on their travel budget and willingness to pay. Travel behavior is also influenced by trip purpose (e.g., business, leisure, commute, airport access) and other factors such as party size and need for a vehicle at the destination. The Brightline system is an entirely new type of service for the region whose unique features can only be tested in hypothetical scenarios that place Brightline against other competing modes. The current state-of-the-practice uses mode choice Stated Preference survey (SP) as the basis for understanding how individuals (or groups of individuals) value individual attributes, such as access time, in-vehicle travel time, headways, and cost - of a transportation choice. Louis Berger also reviewed findings from a recent Pricing

Research survey conducted by Integrated Insights to benchmark data on traveler trip purpose, travel frequency, and willingness to pay.

- ***Demand Forecasting*** – The Louis Berger study team employed best practices in discrete choice analysis and network travel demand forecasting to determine diversions from existing modes of travel to Brightline and ridership volumes on the Brightline system by city-pair segment. SP survey responses were used to develop a statistical model of mode choice and estimates of the passenger rail market share and is the basis of the Brightline ridership forecast.
- ***Sensitivity Testing*** – The report provides the findings of sensitivity tests demonstrating the effect of changes in key forecast assumptions on ridership and revenue. These sensitivity tests are used to establish the stability of the forecast model and inform project planning.

This study was carried out in the context of previous public and private sector sponsored rail implementation studies in Florida that attempted to better understand the potential of passenger rail to relieve congestion and promote mobility and economic development. Louis Berger evaluated the following studies and used them as benchmarking references for the findings in this analysis:

- Florida Overland Express (FOX): Public-private partnership between FDOT and FOX for high speed rail connecting Tampa, Orlando, and Miami. The State withdrew support for the project, in 1999.
- Investment Grade Ridership Study for the Tampa-Orlando corridor: Performed in 2002 on behalf of the Florida High Speed Rail Authority. The Florida High Speed Rail Enterprise published a two-page update to that forecast in September 2009.
- In 2006, FDOT prepared the Florida Intercity Passenger Rail Vision Plan, a plan that builds upon previous studies exploring the potential of high speed rail to assist in meeting the State's mobility needs.

1.3 Overview of the Brightline Rail Service

The Brightline service will provide new express passenger rail service connecting Orlando with three key urban areas in Southeast Florida – West Palm Beach, Fort Lauderdale, and Miami. The Brightline service will be privately owned and operated by All Aboard Florida Operations, LLC and will primarily run along the existing transportation corridors including a rail corridor currently used for freight rail operations by Florida East Coast Railway, and an existing highway corridor being accessed in partnership with the State of Florida and other regional governmental entities. Brightline services are unique for Florida: no intercity rail alternative comparable to the proposed Brightline service exists currently. Special features include the following:

- ***Travel time savings:*** Substantial time savings to current users of auto, bus, traditional rail and even air traveling between the city pairs
- ***Frequency:*** Consistent, hourly departures seven days per week to fit the schedules of both business and leisure travelers
- ***Booking:*** Online and mobile booking with reserved coach and business class seating for easy boarding
- ***Amenities:*** Free Wi-Fi, convenient outlets, comfortable seating, food and beverage service and related amenities on board

- ***Stations:*** Modern, centrally located stations in Southeast Florida cities and an airport-based station in Orlando, with good intermodal connectivity (i.e. connections to Metrorail, Metromover, Tri-Rail – with direct connection to Miami International Airport – Broward County Transit, The WAVE Streetcar, and SunRail), parking and ridesharing services available

In addition to the travel time savings offered by Brightline, the ease of travel and related amenities to the service described above are expected to draw a substantial amount of travelers who attribute a high value to comfort, productivity, and efficiency.

FIGURE 1-2 PROPOSED ROUTE AND STATIONS


417
528
Orlando
Project begins
95
West Palm Beach
95
Fort Lauderdale
869
75
595
75
N
Miami
Project ends

Planned improvements to the transit network will also bring value added to Brightline and enhance its ridership by offering added convenience and potential for travel time savings.

- **Fort Lauderdale WAVE Streetcar system**: The WAVE system is part of an integrated approach to public transit that will complement and enhance other mobility options including Tri-Rail, Sun Trolley, buses, ride-share services, biking and walking. The WAVE streetcar will have direct connection to the

Brightline station, with anticipated daily boardings of over 1,300 passengers per day (Downtown Transit Circulator Project Alternatives Analysis /Environmental Assessment, 2012).

- **Orlando SunRail**: SunRail is a Central Florida passenger rail system serving the City of Orlando, Volusia, Seminole, Orange counties, and soon Osceola County. SunRail phase 1 opened in 2014. Phase 3 of the project is anticipated to provide a link to the Orlando Airport south terminal station in proximity to the Brightline terminal.

1.4 Relevant Market for High Speed Rail

With a population of 6.01 million in 2015, the South Florida metropolitan area is the most populous metropolitan area in the Southeastern United States and the fourth most populous urbanized area in the United States. Main cities include Miami, Fort Lauderdale, Pompano Beach, West Palm Beach, and Boca Raton. Miami International Airport is the busiest airport in Florida (38.6 million passengers in 2015) and ranks second in the United States in terms of international passenger count, with 21.2 million international passengers annually. Central Florida's main city, Orlando, and the surrounding Greater Orlando region attracted 68 million visitors in 2016. Attractions include Walt Disney World Resort, Universal Orlando Resort and SeaWorld Parks & Entertainment. Convention and trade show attendance at the Orange County Convention Center, in 2015 equaled 1.4 million. Orlando International Airport, a station location, is the second busiest airport in Florida after Miami International Airport with 41.9 million passengers in 2016. Orlando's secondary airport, Orlando Sanford International Airport had 2.75 million passengers in 2016 while cruise traffic at Port Canaveral accounted for 3.9 million passengers. A total of 18.7 percent of overseas non-resident travelers enter the United States through one of the main South Florida and Central Florida airports: Miami International Airport (12.4 percent); Orlando International Airport (4.1 percent) and Fort Lauderdale International Airport (2.2 percent).

Auto vehicles are the dominant mode of intercity travel between Orlando and the Southeast Florida cities that Brightline will serve. The two main routes between the cities are the I-95 and the Florida Turnpike. Free-flow driving times between Miami and Orlando are estimated at approximately 4 hour 15 minutes along the I-95 and at 3 hour 50 minutes along the Florida Turnpike, which is a toll road. Travel times during congested peak periods can be substantially greater. Air, rail and bus account for a small proportion of trips between the Orlando and Miami; most passengers traveling by air on the more than thirty daily flights between Miami and Orlando are connecting to another destination. Two AMTRAK trains, the Silver Meteor and the Silver Star, each run once daily between Orlando and Southeast Florida. The Silver Meteor, which is the fastest because it does not make a detour to Tampa, takes about 3 hour 45 minutes from Orlando to West Palm Beach and 5 hours 35 minutes from Orlando to Miami. In addition, there are a few private bus companies that operate several buses daily between Orlando and Southeast Florida along the Florida Turnpike.

Travel within Southeast Florida is also mostly by automobile. Between Miami and West Palm Beach the Florida Turnpike runs parallel with I-95. Driving from Miami to West Palm Beach takes about 1 hour 17 minutes on the I-95 and 1 hour 27 minutes on the Turnpike. Driving time between Miami and Fort Lauderdale is about 35 minutes while the drive from Fort Lauderdale to West Palm Beach takes about 50 minutes. During congested

peak periods it is not uncommon for these travel times to increase by 30 to 50 percent due to incidents or weather making journey and arrival times during these key periods unreliable. The main alternative mode of transportation is rail. Tri Rail, a commuter rail line run by the South Florida Regional Transportation Authority (SFRTA) links Miami, Fort Lauderdale, and West Palm Beach. The 71-mile line has 18 stops and an annual ridership of 4.2 million.

According to the 2016 INRIX Global Traffic Scorecard, the Central and South Florida highways are the most congested in the State, which results in millions of hours of travel delay and excessive fuel consumption and pollutant emissions. Southeast Florida is ranked as the 10th most congested urban area globally in terms of peak hours spent in congestion and has the 5th worst traffic congestion in the United States[2]. State and local agencies have been active in evaluating alternatives to the severe congestion on north-south roadway links. In June 2010, FDOT prepared the I-95 Transportation Alternatives Study, in consultation with the Department of Law Enforcement, the Department of Environmental Protection, the Division of Emergency Management, the Office of Tourism, Trade and Economic Development and affected MPOs and regional planning councils located along the corridor. The study, which provides an assessment of concerns and proposed solutions related to I-95, found that "I-95 is overwhelmed with traffic demand" and that "[t]ravel within specific urban areas along the I-95 corridor is highly congested in peak travel periods due to single driver automobile use." This study concluded, among other things, that "[p]assenger rail service presents a mobility option to serve Florida's East Coast along the I-95 corridor" with multiple benefits including the reduction of "fossil fuel use and greenhouse gases (GHGs); job creation and economic development around station locations; and, better connectivity between northern and southern sections of Florida."

The potential for intercity rail as a viable alternative has long been recognized by many, including FDOT, which developed the Florida Intercity Passenger Rail "Vision Plan" (FDOT, August 2006). Among other things, the plan found that the state's intercity travel market would grow at an average annual rate of 3.5% from 2006 to 2040 (FDOT, August 2006). This increase will exacerbate existing transportation problems and require significant development of new infrastructure to meet the needs of this market. In June 2009, FDOT released the 2009 Florida Rail System Plan: Policy Element (FDOT, March 2009), which updated the 2006 Florida Freight and Passenger Rail Plan and built upon previous rail planning efforts, including the 2006 Florida Intercity Passenger Rail Vision Plan to show that:

- There is a rising public interest in rail options to meet intercity and regional mobility needs;
- The existing congestion on Florida's highways may be mitigated by a passenger rail alternative, which would also serve to increase the mobility of tourists, business travelers, and citizens – especially older Floridians; and
- Reliance on alternate transit options is expected to increase in light of growing concerns over dependence on foreign oil, fluctuating gas prices, and fuel supply disruptions as a result of natural disasters.

---

[2] http://inrix.com/press-releases/los-angeles-tops-inrix-global-congestion-ranking/

1.5 Key Assumptions

In order to develop a conservative approach for forecasting Brightline ridership and to provide the level of information appropriate for evaluation by lenders and investors during the planning stage of project development, Louis Berger made several key assumptions for the Base Case, as follows:

- The forecast study area is limited to the extent of the metropolitan areas in Central and Southeast Florida. Station market catchment areas and trip filters were developed to establish reasonable boundaries for the addressable market and to eliminate illogical station access patterns. As described in Section 2.10, this is the basis for establishing the size of the candidate market at over 25 million trips per year for the long-distance journey between Orlando and the three cities in Southeast Florida. When trips between the three cities in Southeast Florida are considered along with trips between Southeast Florida and Orlando, the number grows to over 390 million.
- Base year trip tables used in the model were developed separately for each mode available between each city pair. For the auto market, which is predominant in size, Louis Berger developed the estimates using mobile-phone based location data of trips carried out between origins and destinations within the addressable market geography. This data was calibrated to volumes on the Florida Turnpike and verified through an econometric model that linked economic variables to traffic growth on the Florida Turnpike (that basis of the data being a traffic station counter representative of the Central-Southeast Florida traffic). The data was further adjusted downward to capture captive auto users and lower visitation volumes. Trips tables for other modes of travel were based on information obtained from relevant planning agencies and operators.
- Brightline fares assumed in the modeling process were provided by All Aboard Florida Operations, LLC and validated by Louis Berger. All fares and competing mode costs were fixed in real terms. For purposes of estimating the future cost of auto travel, gas prices were set at future levels estimated by the U.S. Energy Information Administration (EIA) reference case forecast (2017).
- Future growth for the long-distance auto travel market was based on the growth projected by the econometric model as discussed above – 2.9% – and is equivalent to recent historical growth in traffic on the corridor. Growth estimates for the short-distance auto market are based on the growth rates modeled in the Southeast Florida Regional Planning Model (SERPM), maintained by the Florida Department of Transportation. This regional planning model accounts for a 1.2% annual growth rate in travel in the Southeast Florida region, broadly in line with regional employment growth forecasts. Louis Berger utilized the official forecasts from the Federal Aviation Administration for air travel forecasts. Rail forecasts for Amtrak and Tri-Rail were developed using trend lines based on official historical data. These are conservative assumptions for growth outlook that are based on current fundamentals of the travel market. Future growth in income that outpaces the demographic rate of change, would most likely result in increased intercity travel overall and increased ridership for Brightline in particular.
- The estimation of the future travel market does not include any changes in the location of households or employment related to transit-oriented development in the areas surrounding the stations.

- Congested auto travel times were accounted for in estimating station access and long-distance auto travel times. Given the history of growth in highway congestion and challenges in expanding the highway network, regional planners consider it likely that congestion within and between the regions will increase, making non-highway modes of travel more competitive.
- Brightline presents users with a premium service unlike any other service in the State of Florida. It is often the case that Stated Preference surveys which underlie the mode choice model and forecast do not fully capture the value that users attribute to the premium nature of services such as Brightline. Our survey research and fare price benchmarking was designed to compensate for this providing the basis for a comprehensive view on traveler willingness to pay.
- Induced demand potential was based on a method of evaluating the improvement in the generalized cost of travel that has been accepted in other studies for high speed transportation in the U.S. As a novel form of transportation in Florida, Brightline is likely to experience ridership demand for tourism and leisure travel based on its convenience and amenities.

Assumptions regarding economic growth, competition between modes and external factors affecting overall travel demand and Brightline usage are subject to uncertainty and may prove inaccurate. As noted herein, Louis Berger has relied on information developed by third parties regarding travel patterns and the outlook for economic conditions. Changes from these assumptions could produce lower or higher ridership than the estimates contained in this report. Please see our disclaimer for more information.

1.6 Key Findings and Ridership and Revenue Forecast

Our analysis in this Investment Grade Traffic and Revenue forecast revealed that introduction of Brightline service would complement existing modes of travel and draw a substantial number of business and non-business travelers. Station locations offered by Brightline in Miami, Ft. Lauderdale, West Palm Beach, and Orlando will provide an alternative source of transportation for travelers with origins or destinations at or near these urban cores. The thorough study effort resulted in the following key findings:

- *Substantial "Addressable Market"* – Hundreds of millions of trips are taken annually between the four cities that will be served by Brightline. Louis Berger's study included a determination of the portion of these total trips that both originate and terminate within a defined distance of a proposed Brightline station (a station "catchment area"). The Brightline addressable market is assumed to include only those trips beginning and ending within station catchment areas, as further defined in 2.10 of this report. Based upon detailed analysis, Louis Berger concluded that the addressable market for Brightline intercity service amounts to over 390 million trips made by individuals annually.
- *Challenging Intercity Trip* – At a distance of approximately 235 miles, the journey from Orlando to Miami is relatively short for air travel (with total travel time disproportionately long for the distance given airport security and delays); and relatively long for an auto trip, where traffic congestion can make the four to five hour trip unpleasant and unreliable. Travel volumes on key highways connecting Central and Southeast Florida are expected to exceed capacity by 2030, resulting in further delays and reduction in reliability.

- *Demonstrated Market Travel Growth* – Intercity travel on the Florida Turnpike between Orlando and Miami grew by an average of 3.2 percent per year from 2001 to 2016. Average annual growth on I-95 from 2001 to 2015 was approximately 2.1 percent.
- *Demonstrated Market Demographic Growth* – In the past 30 years, population in the market area has grown by an annual average of 2.5 percent and employment has grown by an annual average of 3 percent. Within one mile of proposed Brightline stations, annual population growth has ranged from 2 percent to 5 percent since 1990 indicating strong growth in the urban core at the heart of the Brightline alignment.
- *No Comparable Service* – Brightline can provide travel time savings of 25% to 50% when compared to existing surface modes (auto, bus and rail) and with a journey time of around three hours from Orlando to Miami is competitive with air on door-to-door travel times. There is no comparable service to Brightline for intercity travel in the existing market.
- *Established Willingness to Pay* – The fares used in this study are backed up by two primary research efforts – a Stated Preference Survey and a Pricing Research Study commissioned by the project sponsor – which confirmed willingness to pay for the Brightline service at the price points utilized. Fares are highly competitive with existing modes of travel when time, tolls, and travel costs are considered and are comparable to other successful rail services in the U.S.
- *Long-Standing Interest* – Given the profile of the travel market and the central location of the rail line, there has been interest among stakeholders and the public in developing passenger service on the Florida East Coast corridor for decades.

Estimated Ridership

Louis Berger prepared estimates for annual ridership and farebox revenue for both the short- and long-distance markets of the Brightline service. This forecast accounts for all elements important to future ridership potential including targeted market segments and induced ridership. **Table 1-1** summarizes ridership and revenue for 2023, the first year stabilized ridership for the entire system is achieved.

Table 1-1 Brightline Ridership and Revenue Forecast, 2023 (2016 $)

	Short-Distance	Long-Distance	Total
Ridership	3,079,400	3,534,200	6,613,600
Fare Revenue	$100,763,000	$298,773,000	$399,536,000

(1) Short-distance: Miami – Ft. Lauderdale, Miami-West Palm Beach (WBP), Ft. Lauderdale – WPB
(2) Long-Distance: Southeast Florida – Orlando

Ridership and revenue for the initial years of Brightline is expected to start at relatively low levels and grow to a stabilized volume after two years for each segment. The low levels represent the time it takes for ridership to build up to long-term forecast levels as travelers become acquainted with the new rail service and adjust their trip-making habits. During 2017, management has made substantial investment in marketing, pre-launch ticket sales, and corporate block sales prior to the anticipated commencement of revenue service in the first quarter of 2018. Management also intends to implement reduced price fares during an introductory period following the beginning of revenue service for each segment (see discussion in Section 5.2). Given these plans, for the short-distance trips, Louis Berger assumed, therefore, 40 percent of forecasted volumes in 2018, and 80 percent forecasted volumes in 2019. For the long-distance trips, Louis Berger assumed a two calendar year ramp-up period: ridership volumes for 2021 are 40 percent of forecasted volumes and 80 percent of forecasted volumes in 2022. These ramp-up assumptions are appropriate to estimation of initial year ridership and revenue, and are consistent with previous rail service forecasts in Florida (see discussion in Section 5.1.1 – Ramp-Up). The forecasts include the assumption that long-distance revenue service will begin in first quarter of 2021. The full service will reach stabilized volumes by 2023.

Ridership and revenue for the full forecast length is summarized in the two figures below. The values for 2018-2023 account for ramp-up reductions.

FIGURE 1-3 BRIGHTLINE ANNUAL RIDERSHIP FORECAST, 2018-2040


11,000,000
10,000,000
9,000,000
8,000,000
7,000,000
6,000,000
5,000,000
4,000,000
3,000,000
2,000,000
1,000,000
-
Ridership
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030
2031
2032
2033
2034
2035
2036
2037
2038
2039
2040
Year

Source: Louis Berger, 2017

Figure 1-4 Brightline Fare Revenue Forecast, 2018-2040 (2016 $)



$700,000,000
$600,000,000
$500,000,000
$400,000,000
$300,000,000
$200,000,000
$100,000,000
$0
Fare Revenue (2016 $)
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030
2031
2032
2033
2034
2035
2036
2037
2038
2039
2040
Year

Source: Louis Berger, 2017

Estimated Market Share

The forecast indicates that after the initial ramp up period, Brightline will serve approximately 10 percent of the overall market for travel between Southeast Florida and Central Florida, which is expected to comprise the largest portion of Brightline revenues. In the short-distance market, Brightline will serve approximately 0.74 percent of the overall market.

Figure 1-5 Brightline Long-Distance Market Share and Ridership Composition, 2023



Market Share
89.6%
9.9%
Bus: 0.2%
Air: 0.2%
Other Rail: <0.1%
Brightline
Air
Other Rail
Bus
Auto



Ridership Composition
7.4%
1.1%
5.8%
6.4%
79.3%
Induced
Air
Other Rail
Bus
Auto

FIGURE 1-6 BRIGHTLINE SHORT-DISTANCE MARKET SHARE AND RIDERSHIP COMPOSITION, 2023


Market Share
Brightline
Other Rail
Bus
Auto
Auto: 99.05%
Bus: 0.11%
Brightline: 0.74%
Other Rail: 0.10%
Ridership Composition
1.9%
18.0%
22.9%
57.3%
Bus
Rail
Auto
Induced

Source: Louis Berger, 2017

1.7 Forecast Sensitivity Testing

Louis Berger conducted a series of sensitivity tests to evaluate the impact that changes in key input variables have on the ridership and revenue forecast. **Table 1-2** presents the key assumptions that were altered and the corresponding impact on ridership and revenues for both the short- and long-distance market. The impacts summarized in the table are expected based on the magnitude and nature of change in the assumptions.

TABLE 1-2 SENSITIVITY TEST RESULTS, RIDERSHIP AND REVENUE % CHANGE, 2023

Sensitivity Test (Assumptions modified)	Test (% decrease / increase)	Short-Distance		Long-Distance	
		Ridership Effect	Revenue Effect	Ridership Effect	Revenue Effect
Brightline Travel Time	10% decrease	3.6%	4.0%	6.3%	6.3%
	10% increase	-3.5%	-3.8%	-5.9%	-6.0%
Brightline Frequency	20% decrease	-3.7%	-3.9%	-1.5%	-1.6%
	20% increase	3.8%	4.0%	1.5%	1.6%
Station Access Costs (e.g. taxi fare, parking fees)	20% decrease	5.2%	5.3%	3.2%	3.1%
	20% increase	-4.9%	-5.0%	-3.1%	-3.0%
Intercity Travel Time by Auto	20% decrease	-10.4%	-10.9%	-11.2%	-11.4%
	20% increase	11.9%	12.6%	12.6%	12.7%
Intercity Travel time by Auto and Station Access Time	20% decrease	-1.3%	-1.5%	-7.1%	-7.3%
	20% increase	1.7%	2.0%	7.7%	7.7%
Auto Fuel Prices	Low: $1.78 (-35%)	-3.3%	-3.5%	-3.1%	-3.1%
	High: $4.95 (+79%)	7.9%	8.4%	7.4%	7.5%
Air Fares	20% decrease	N/A	N/A	-0.3%	-0.3%
	20% increase	N/A	N/A	0.1%	0.1%

Source: Louis Berger, 2017

2.0 The Market for Intercity Rail in Southeast and Central Florida

Despite the distances between city centers, the communities and economies of Southeast Florida are interconnected in many ways. Substantial numbers of people travel between Miami, Fort Lauderdale, and West Palm Beach for business, journey to work, recreation, and other purposes. Substantial demand for travel between these centers and Orlando also exists. This section outlines the characteristics of the overall intercity travel market and an evaluation of prospects for growth.

FIGURE 2-1 MIAMI URBANIZED AREA


N
Martin County
Palm Beach County
Broward County
Miami-Dade County
Miami Urbanized Area
0 5 10 20
Miles

Source: 2035 Southeast Florida Regional Transportation Plan

2.1 Regional Socioeconomics

A key component of the data collection and analysis process involved the development of demographic and market condition profiles for the Southeast Florida and the Central Florida regions. This regional study area was determined based on the proposed station locations, which are Orlando, Miami, Fort Lauderdale and West Palm Beach. The study area consists of the following counties and the Metropolitan Planning Organizations (MPOs) that guide transportation policy and investment priorities:

- Orange, Osceola, and Seminole County (MetroPlan Orlando); Lake and Brevard County
- Miami-Dade County (Miami-Dade MPO)
- Broward County (Broward MPO)
- Palm Beach County (Palm Beach MPO)

The three counties in Southeast Florida that contain the contiguous Miami urbanized area (depicted in **Figure 2-1**) are comprised of 104 city jurisdictions. In Central Florida the metropolitan area is composed of Orange, Seminole, Osceola, Lake and Brevard counties. The study area has a large base of population and employment and has experienced substantial growth. This section outlines historic trends in population and employment in the region, and specific profiles for the station area locations.

2.2 Population

The study area consists of two major metropolitan regions with a total population of 9 million in 2015. Over 6 million people live in Southeast Florida, making it the fourth ranked urbanized area in the nation (behind New York, Los Angeles and Chicago, and ahead of Philadelphia) and the most populous metropolitan area in the Southeastern U.S. Just under half of the regional population resides in Miami-Dade County; over 30 percent live in Broward County; and nearly 25 percent of the region's population lives in Palm Beach County. The region has experienced substantial growth since 1975 when it had nearly 2.8 million residents **(Figure 2-2).** Palm Beach, which had the lowest population base in that year, has experienced the highest rate of growth amongst the counties in the study area, averaging 2.8 percent per year over the forty year period. Both Palm Beach and Broward counties today are larger than Miami-Dade was in 1975. The Central Florida region counted 3.6 million residents in 2015, including 2.4 million residing in Greater Orlando, the fifth most populous metropolitan area in the Southeastern U.S. The Central region experienced an average of 1.7 percent growth per year in the 2005-2015 period, fifty percent higher than the population growth rate of Southeast Florida over the same period (**Table 2-1**).

FIGURE 2-2 POPULATION, 1975-2015 (IN THOUSANDS)


3,500
3,000
2,500
2,000
1,500
1,000
500
-

	1975	1980	1985	1990	1995	2000	2005	2010	2011	2012	2013	2014	2015
Central Florida	932	1,089	1,333	1,644	1,880	2,135	2,486	2,684	2,721	2,774	2,824	2,884	2,955
Palm Beach	479	586	723	872	1,014	1,136	1,278	1,324	1,339	1,358	1,376	1,399	1,423
Broward	871	1,026	1,133	1,263	1,447	1,631	1,747	1,753	1,788	1,818	1,844	1,870	1,896
Miami Dade	1,498	1,643	1,777	1,944	2,086	2,260	2,386	2,508	2,580	2,611	2,642	2,669	2,693

Source: Louis Berger, 2017 from data provided by Woods & Poole Economics, 2017 which aggregated data from U.S. Census Bureau.

TABLE 2-1 AVERAGE ANNUAL GROWTH IN POPULATION

Region/County/Area	1975-2015	1995-2015	2005-2015	2010-2015
Central Florida	2.9%	2.3%	1.7%	1.9%
Southeast Florida	1.9%	1.4%	1.1%	1.5%
Palm Beach	2.8%	1.7%	1.1%	1.4%
Broward	1.5%	1.3%	1.2%	1.4%
Miami-Dade	2.0%	1.4%	0.8%	1.6%
Total Study Area	2.9%	2.3%	1.7%	1.9%

Source: Louis Berger, 2017 from data provided by Woods & Poole Economics, 2017, which aggregated data from U.S. Census Bureau.

Population growth in the study area as a whole has had an average annual gain of 2.9 percent since 1975 (see **Table 2-1**). In the past 20 years the growth rate has moderated to 2.3 percent. With the effects of a major recession long-lasting, growth since 2005 has averaged 1.7 percent.

2.3 Population Forecasts

In Southeast Florida the MPOs collaborate on regular updates to a long-range transportation plan for the three county urbanized area through the South East Florida Transportation Council (SEFTC). The plan includes updates to the outlook on the socioeconomic factors that underpin travel demand. The Plan, adopted in 2015, includes official forecasts for population through 2040 from a base year of 2010. In Central Florida, MetroPlan Orlando is the MPO for Orange County, Osceola County, and Seminole County. The MPO's 2040 Long Range Transportation Plan includes population projections for 2040. **Figure 2-3** shows the levels and rates of growth expected by county.

FIGURE 2-3 MPO POPULATION FORECAST BY COUNTY, 2010-2040 (IN THOUSANDS)


3,500
3,000
2,500
2,000
1,500
1,000
500
-

	2010	2015	2020	2025	2030	2035	2040
Central Florida	1,842	2,006	2,170	2,334	2,498	2,662	2,826
Palm Beach	1,320	1,386	1,452	1,518	1,584	1,649	1,715
Broward	1,748	1,795	1,842	1,889	1,936	1,983	2,030
Miami-Dade	2,496	2,624	2,751	2,878	3,006	3,133	3,260

Source: Louis Berger, 2017 from data provided by South East Florida Transportation Council, Southeast Florida Regional Transportation Plan, 2015 and from MetroPlan Orlando, 2040 Long Range Transportation Plan. Note: 2010 actual, 2015-2035 interpolated from 2040 forecast. Central Florida is composed of Orange, Osceola, and Seminole counties.

The Southeast Florida forecast calls for the region to experience more moderate levels of increase than in the past, growing at an average annual rate of 0.8 percent from the 2010 Census population count. Regional population is expected to reach 7.0 million in 2040, with over 3.2 million residents in Miami-Dade. The Central Florida MPO forecasts growth at an annual average rate of 1.4 percent from the 2010 Census Population count, reaching 2.8 million residents in the MPO by 2040.

The population forecasts adopted by SEFTC represent the results of a collaborative forecasting process conducted by the MPOs in coordination with state and local agencies and neighboring regional planning authorities. The forecasts are updated on a five-year cycle during the reexamination of the long range transportation plan.

In accounting for future growth in intercity trips, Louis Berger utilized the established travel demand forecasts of the MPOs. To ensure that these forecasts represent reasonable levels of growth when compared to more recent projections, Louis Berger undertook a review of alternative population forecast sources.

Three alternative sources were available at the county level. The Bureau of Economic and Business Research (BEBR) at the University of Florida produces population projections based on forecasts of natural increase and net migration flows. These projections are updated annually. **Table 2-2** displays the latest 2014 outlook (Florida Population Studies Bulletin 169, BEBR, June, 2014).

Louis Berger also obtained projections developed by Woods & Poole Economics, Inc., a private consulting firm that maintains and annually updates county-level projections for the U.S. (CEDDS - Complete Economic and Demographic Data Source, 2015). With its detail and frequent updates, this source is often used for comparison with official estimates in demand forecasts and due diligence studies. Additionally, Louis Berger obtained projects produced by Moody's Analytics (U.S. Census Bureau (BOC); Moody's Analytics (ECCA) Forecast).

TABLE 2-2 ALTERNATIVE POPULATION FORECAST SOURCES, 2040 (IN THOUSANDS)

	MPO Forecast			BEBR Medium Projections			Woods & Poole			Moody's		
County	2010	2040	CAGR	2010	2040	CAGR	2010	2040	CAGR	2010	2040	CAGR
Central Florida	1,842	2,826^	1.4%	2,678	4,207	1.5%	2,684	4,736	1.9%	2,684	5,062	2.1%
Palm Beach	1,320	1,715	0.9%	1,320	1,735	0.9%	1,324	2,204	1.7%	1,324	2,372	2.0%
Broward	1,748	2,030	0.5%	1,748	2,238	0.8%	1,753	2,643	1.4%	1,753	2,643	1.4%
Miami-Dade	2,496	3,260	0.9%	2,496	3,516	1.1%	2,508	3,515	1.1%	2,507	3,504	1.1%
SEF Region	5,565	7,006	0.8%	5,565	7,489	1.0%	5,586	8,362	1.4%	5,584	8,519	1.4%

Source: Louis Berger, 2017 from data provided by BEBR, FPS 169, June 2014; Woods & Poole CEDDS, 2015. Notes: ^Counties included in Central Florida MPO forecast are Orange, Osceola, and Seminole. Counties included in Central Florida BEBR projections and Woods & Poole 2017 projections are Brevard, Lake, Orange, Osceola, and Seminole.

The latest BEBR "medium" projections factor in the 2016 U.S. Census estimates shows a continuation in the slow rate of growth seen in the latter part of the last decade. BEBR's outlook for the state as a whole is summarized as follows in the *Florida Population Studies Volume 46, Bulletin 165, BEBR, March, 2013*:

> As economic growth stalled and the housing market collapsed later in the decade [ending in 2010], population growth declined as well, dropping to its lowest levels in more than 60 years. Population growth picked up again over the last two years, but not nearly to the levels seen ten years ago. We expect growth to continue to accelerate over the next few years, eventually reaching levels more in line with historical patterns. For many counties, however, future increases are likely to be smaller

than those occurring during the last several decades. We project Florida's population growth to average approximately 234,000 per year this decade, 243,000 per year from 2020 to 2030, and 198,000 per year from 2030 to 2040.

For Southeast Florida, BEBR is projecting a slower rate of growth for the region overall, and for Broward in particular. The overall population level in 2040 is however 7 percent higher than the MPO forecast. It is important to note that the MPO forecasts for all three counties fall between the "low" and "medium" case projections provided by BEBR. Woods and Poole see higher prospects for growth for the region in general than the BEBR and the MPO forecasts, though Woods and Poole's 2040 forecast for Miami-Dade is similar to BEBR's forecast. Moody's forecasted population growth through 2040 is the highest of all forecasts under study, albeit only slightly higher than Woods and Poole in Central Florida (7%) and the SEF Region (2%). Moody's forecast growth for Miami-Dade was slightly less than Woods and Poole and BEBR's forecasts but only by less than one percent.

Variations in long-term population forecasts are not uncommon, especially during periods of volatility in economic conditions that affect the job and housing markets and influence net migration patterns. The MPO 2040 forecast is 12 percent lower than the Woods & Poole 2040 forecast (3.2 million) for the three Central Florida counties that are part of Metro Orlando and falls between the low and medium BEBR 2040 projections for those three counties (2.5-3.1 million).

2.4 Employment

The study area contains almost half (48.4 percent) of all employment in the state of Florida. The Southeast Florida region in particular is a major employment center in Florida, comprising one third of the state's total employment base. Over 3.6 million people worked in Southeast Florida in 2015.

There was a slight dip in employment between 2005 and 2010 due to the recession and credit crisis; however, employment levels appear to have recovered. Just under half of the regional employment base is located in Miami-Dade County, with over 30 percent of the regional total located in Broward County, and 23 percent of workplace employment located in Palm Beach County. The region has experienced substantial growth since 1975 when it had 1.27 million jobs. Employment in Central Florida totaled almost 1.8 million in 2015, up from 412,000 jobs in 1975 (**Figure 2-4**).

FIGURE 2-4 EMPLOYMENT, 1975-2015 (IN THOUSANDS)


2,000
1,800
1,600
1,400
1,200
1,000
800
600
400
200
-

	1975	1980	1985	1990	1995	2000	2005	2010	2015
Central Florida	412	547	744	942	1,052	1,319	1,525	1,512	1,765
Palm Beach	204	295	388	460	513	646	768	735	876
Broward	327	455	546	622	732	841	1,000	977	1,139
Miami-Dade	736	903	975	1,057	1,110	1,268	1,389	1,415	1,681

Source: Louis Berger, 2017 from data provided by Woods & Poole Economics, 2017

TABLE 2-3 AVERAGE ANNUAL GROWTH IN EMPLOYMENT

Region/County/Area	1975-2015	1995-2015	2005-2015	2010-2015
Central Florida	3.7%	2.6%	1.5%	3.1%
Southeast Florida	2.7%	2.3%	1.6%	3.4%
Palm Beach	3.7%	2.7%	1.3%	3.6%
Broward	3.2%	2.2%	1.3%	3.1%
Miami-Dade	2.1%	2.1%	1.9%	3.5%
Total Study Area	3.0%	2.4%	1.5%	3.3%

Source: Louis Berger, 2017 from data provided by Woods & Poole Economics, 2017

Employment growth in the region as a whole has averaged an annual gain of 3.0 percent since 1975 (see **Table 2-3**). In the past 20 years the growth rate has moderated to 2.4 percent. With the effects of a major recession still being felt, growth since 2005 has averaged 1.5 percent.

2.5 Employment Forecasts

In keeping with the population outlook, the MPO forecasts for employment show moderate growth in line with rates observed in the last decade. In Southeast Florida, regional employment is expected to reach 3.9 million in 2040, with over 2 million jobs in Miami-Dade. In Central Florida, employment is expected to grow at 1.3 percent annually, reaching 1.7 million jobs in 2040 (**Figure 2-5**).

Figure 2-5 MPO Employment Forecast by County, 2010-2040 (in thousands)


2,500
2,000
1,500
1,000
500
-

	2010	2015	2020	2025	2030	2035	2040
Central Florida	1,142	1,231	1,321	1,410	1,500	1,589	1,679
Palm Beach	571	613	654	696	737	779	820
Broward	780	829	877	926	975	1,023	1,072
Miami-Dade	1,416	1,523	1,629	1,735	1,842	1,948	2,055

Source: Louis Berger, 2017 from data provided by South East Florida Transportation Council, Southeast Florida Regional Transportation Plan, 2015; MetroPlan Orlando 2040 Long Range Transportation Plan; Palm Beach Long Range Transportation Plan 2040; Broward 2040 Commitment; and Miami-Dade 2040 Long Range Transportation Plan. Note: 2010 actual, 2015-2035 interpolated from 2040 forecast. Central Florida is composed of Orange, Osceola, and Seminole counties.

To ensure that these forecasts represent reasonable levels of growth when compared to more recent projections, Louis Berger undertook a review of alternative employment forecast sources.

Three alternative sources were available at the county level. The Florida Department of Economic Opportunity (FDEO) produces industry and occupation projections for an eight year forecast period. Their projections for 2016-2024 are presented in **Table 2-4**. Since the base year for this forecast is 2016 and the out-year is 2024, this source is only appropriate for comparison of the average annual growth rate and benchmarking of current employment levels. The other sources involved employment projections developed by Woods & Poole (CEDDS - Complete Economic and Demographic Data Source, 2012) and Moody's Analytics (ECCA Forecast). These forecast include projections for 2040.

Table 2-4 Alternative Employment Forecast Sources, 2040 (in thousands)

	MPO Forecast			Current FDEO Projections			Woods & Poole			Moody's		
County	2010	2040	CAGR	2010	2040	CAGR	2010	2040	CAGR	2010	2040	CAGR
Central Florida	1,142	1,679	1.3%	1,325	1,508	1.6%	1,512	2,723	2.0%	1,186	2,065	1.9%
Palm Beach	571	820	1.2%	648	729	1.5%	735	1,362	2.1%	505	822	1.6%
Broward	780	1,072	1.1%	870	958	1.2%	977	1,649	1.8%	705	1,014	1.2%
Miami-Dade	1,416	2,055	1.2%	1,201	1,324	1.2%	1,415	2,419	1.8%	985	1,402	1.2%
SEF Region	2,762	3,940	1.2%	2,720	3,013	1.3%	3,127	5,430	1.9%	2,195	3,238	1.3%

Source: Louis Berger, 2017 from data provided by South East Florida Transportation Council, Southeast Florida Regional Transportation Plan, 2015; MetroPlan Orlando 2040 Long Range Transportation Plan; Palm Beach Long Range Transportation Plan 2040; Broward 2040 Commitment; Miami-Dade 2040 Long Range Transportation Plan; FDEO, October 2016; Woods & Poole CEDDS, 2015; Moody's Analytics (ECCA) Forecast. Notes: ^2040 projections. Counties included in Central Florida MPO forecast are Orange, Osceola, and Seminole. Counties included in Central Florida FDEO projections are Orange and Seminole counties. Counties included in Central Florida Woods & Poole projections are Brevard, Lake, Orange, Osceola, and Seminole.

With no Census 100% Count available for employment, variations in long-term employment forecasts and base year measurements are not uncommon, especially during periods of volatility in economic conditions.

Although the forecast term only extends to 2024, the FDEO projections are generally consistent with the MPO forecasts in terms of the overall rate of growth with the exception of the growth rate for Central Florida. In Southeast Florida, the agency sees a higher rate of growth for Palm Beach and Broward and an equivalent level for Miami Dade. The FDEO 2016 employment levels are lower than the 2010 levels in the MPO forecasts, a difference attributable to employment loss in Miami-Dade following the Great Recession.

Woods and Poole see slightly higher prospects for growth for the region in general. The Palm Beach 2040 forecast growth rate is higher (2.1 percent) than the adopted 2040 MPO forecast (1.2 percent). For Central Florida, Woods & Poole is more optimistic than FDEO, projecting an average annual employment growth rate of 2.0 percent compared to 1.6 percent.

Moody's employment growth forecasts for Broward and Miami-Dade counties are similar to the MPO estimates. However, their baseline and future growth estimates are substantially lower compared to the MPO estimates for Miami-Dade. However, when including only the three counties measured by the MPO (Osceola, Orange and Seminole) in the 2040 Moody's estimate Moody's total forecast employment in 2040 is less than 1 percent off of the MPO's forecast employment.

2.6 Income

Total personal income in the study area was over $420 billion (2017 dollars) in the year 2015. This represents 46 percent of all personal income in the state of Florida. Per Capita personal income increased by 1.6 percent on average annually in the study area between 1975 and 2015. In particular, Palm Beach County had the largest gains in per capita personal income over this period with average annual increases of 2.4 percent between 1975 and 2015 **(Figure 2-6)**. These gains were even higher at 2.8 percent on average annually between the years 2010 and 2015 **(Table 2-5).** Broward County had per capita personal income gains of 1.4 percent on average annually during the 40 year period from 1975 to 2015; however, there were negative per capita personal income changes between 2005 and 2015 which is likely due to the economic downturn which occurred during this time. The study area had per capita personal income gains of 0.26 percent on average annually during this period.

FIGURE 2-6 REAL PER CAPITA PERSONAL INCOME, 1975-2015 (2017 DOLLARS)


$80,000
$70,000
$60,000
$50,000
$40,000
$30,000
$20,000
$10,000
$-

	1975	1980	1985	1990	1995	2000	2005	2010	2015
Central Florida	$21,351	$24,821	$28,413	$30,615	$31,399	$36,461	$39,152	$37,451	$39,915
Palm Beach	$26,825	$33,505	$41,526	$49,801	$53,053	$61,948	$67,348	$61,275	$70,367
Broward	$25,955	$31,004	$35,133	$38,990	$38,836	$42,128	$46,536	$44,905	$45,971
Miami-Dade	$26,169	$28,380	$30,474	$32,420	$33,441	$38,206	$41,761	$42,092	$44,301

Source: Louis Berger, 2017 from data provided by Woods & Poole Economics, 2017

TABLE 2-5 AVERAGE ANNUAL PER CAPITA PERSONAL INCOME CHANGE OVER TIME

Region/County/Area	1975-2015	1995-2015	2005-2015	2010-2015
Central Florida	1.58%	1.21%	0.19%	1.28%
Southeast Florida	1.68%	1.28%	0.33%	1.42%
Palm Beach	2.44%	1.42%	0.44%	2.81%
Broward	1.44%	0.85%	-0.12%	0.47%
Miami-Dade	1.32%	1.42%	0.59%	1.03%
Total Study Area	1.61%	1.22%	0.26%	1.36%
Source: Louis Berger, 2017 from data provided by Woods & Poole Economics, 2017				

Figure 2-7 below shows the breakdown of households by household income level for the study area. Of particular note is that the number of households in the income brackets below $112,000 increased between 2000 and 2015 more than the increase during the previous period from 1990 to 2000. Although there were an additional five years of data available for the comparison between 2000 and 2015 the increase in the number of households in the lower income brackets increased at a faster annual rate than during the period between 1990 and 2000. For example, there was a 35 percent increase in the number of households in the Less than $33,600 bracket in the study area between 2000 and 2015 compared to a 16 percent increase in this bracket between 1900 and 2000. This trend is most apparent in Palm Beach County where the number of households in this bracket increased by 48 percent between 2000 and 2015 compared to a 22 percent increase between 1990 and 2000. In general, the number of households in the upper income brackets increased between 1990 and 2000 but decreased or increased only slightly between 2000 and 2015 compared with changes in the lower income brackets. This indicates that over time more households in the study area have shifted toward lower incomes relative to the higher income households. The number of households in upper income brackets increased the most in Central Florida between 2000 and 2015 as households with incomes higher than $112,000 saw increases of 23 percent or more in each income bracket during this period (**Figure 2-7**).

FIGURE 2-7 HOUSEHOLD INCOME (THOUSANDS OF HOUSEHOLDS, INCOME BRACKET IN 2017 DOLLARS)


40%
35%
30%
25%
20%
15%
10%
5%
0%
Share of Households
Less than $35,000
$35,000 to $65,000
$65,000 to $85,000
$85,000 to $110,000
$110,000 to $170,000
$170,000 to $225,000
$225,000 or more
Central Florida
Southeast Florida
Income Bracket (2017$) by Region
1990
2000
2015

Source: Louis Berger, 2017 from data provided by U.S. Census, 2015

A key advantage to the FECR corridor in the development of new intercity passenger service in Southeast Florida is that the right-of-way passes through the most densely populated and highest growing areas in the region. These regions are also strong in terms of employment income levels.

The market catchment area for the proposed Brightline service was determined based on the proposed station locations - Miami, Fort Lauderdale, West Palm Beach and Orlando. This section describes the population, employment, and income profiles within a 10 mile radius of the Brightline stations.

Population:

Table 2-6 indicates that the station areas in Miami, Fort Lauderdale, and West Palm Beach are well positioned to provide access to potential passengers. Over 4.3 million people live within block groups located within a 10-mile radius of the stations, nearly 1.5 million in Miami alone. The number of the study area households in that area stood at approximately 1.5 million in 2015. Including vacant and seasonally occupied units, there were over 1.8 million housing units within 10-miles of the proposed stations.

TABLE 2-6 POPULATION AND HOUSEHOLDS WITHIN 10-MILE RADIUS OF BRIGHTLINE STATIONS (2015)

	West Palm Beach	Fort Lauderdale	Miami	Orlando Airport
Total Population	668,121	1,333,194	1,457,694	858,689
Total Households	244,858	502,590	493,907	305,418
Total Housing Units	310,968	623,379	595,618	361,064
Source: Louis Berger, 2017 from data provided by ESRI Business Analyst, 2015				

The total population residing in block groups located within 10 miles of the Brightline stations increased from 4.03 million to 4.32 million (1.4 percent annual average) between 2010 and 2015, resulting from increases in population in all station areas. The population residing in block groups located within 10 miles of the Orlando's and West Palm Beaches' Brightline stations increased by 1.7 and 1.5 percent, respectively, on average annually during this period. The average annual increase in population residing in block groups located within 10 miles of Miami and Fort Lauderdale's stations was 1.3 and 1.1 percent, respectively, over this period.

The maps displayed in **Figures 2-8** to **2-11** on the following pages depict population density in the vicinity of the station locations.

Per Capita Income:

Brightline stations are located in areas of high per capita incomes in all four cities. Maps showing geographic per capita income distribution are available in Appendix A.

Employment:

Employment density (number of jobs per square mile) is at its highest in Miami, Ft. Lauderdale, and West Palm Beach within the 10 mile catchment area. The station location in Orlando is well suited to cater to visitors coming / going to the Orlando-Sanford International Airport. Maps showing employment density for the area around the Brightline stations are available in Appendix A.

FIGURE 2-8 MIAMI STATION AREA POPULATION DENSITY, 2015


Legend
Station Location
10-Mile Station Buffer
Population Per Square Mile
0 - 1,417
1,418 - 3,241
3,242 - 5,391
5,392 - 8,124
8,125 - 11,831
11,832 - 17,439
17,440 - 25,801
25,802 - 38,304
38,305 - 60,225
60,226 - 109,913

Source: Louis Berger, 2017 from data provided by U.S. Census, 2015

FIGURE 2-9 FORT LAUDERDALE STATION AREA POPULATION DENSITY, 2015


Legend
Station Location
10-Mile Station Buffer
Population Per Square Mile
0 - 1,417
1,418 - 3,241
3,242 - 5,391
5,392 - 8,124
8,125 - 11,831
11,832 - 17,439
17,440 - 25,801
25,802 - 38,304
38,305 - 60,225
60,226 - 109,913
Coral Springs
Pompano Beach
Fort Lauderdale
Hollywood
Pembroke Pines

Source: Louis Berger, 2017 from data provided by U.S. Census, 2015

FIGURE 2-10 WEST PALM BEACH STATION AREA POPULATION DENSITY, 2015


Legend
Station Location
10-Mile Station Buffer
Population Per Square Mile
0 - 1,417
1,418 - 3,241
3,242 - 5,391
5,392 - 8,124
8,125 - 11,831
11,832 - 17,439
17,440 - 25,801
25,802 - 38,304
38,305 - 60,225
60,226 - 109,913

Source: Louis Berger, 2017 from data provided by U.S. Census, 2015

FIGURE 2-11 ORLANDO AREA POPULATION DENSITY, 2015


Legend
Station Location
10-Mile Station Buffer
Population Per Square Mile
0 - 1,417
1,418 - 3,241
3,242 - 5,391
5,392 - 8,124
8,125 - 11,831
11,832 - 17,439
17,440 - 25,801
25,802 - 38,304
38,305 - 60,225
60,226 - 109,913
Lake Mary
Winter Springs
Longwood
Casselberry
Oviedo
Altamonte Springs
Maitland
Goldenrod
Fairview Shores
Winter Park
Pine Hills
Orlando
Wedgefield
Conway
Oak Ridge
Doctor Phillips
Meadow Woods
Hunters Creek
Kissimmee
Campbell

Source: Louis Berger, 2017 from data provided by U.S. Census, 2015

2.7 Travel and Tourism

Given that the Central and Southern Florida regions are very popular tourism and business travel destinations, a good understanding of this travel market is essential. Louis Berger analyzed data from Visit Florida, the official tourism marketing corporation for the state of Florida. Visitation has been growing in this region in the past years. According to the latest data from Visit Florida, the state welcomed 106.6 million overnight visitors in 2015, an 8 percent increase from the prior year. **Figure 2-12** below shows historical visitation to the state from 2006 through 2015.

FIGURE 2-12 HISTORICAL TRENDS IN FLORIDA VISITATION: 2006-2015


120
100
80
60
40
20
0
Millions of Visitors
83.9
84.5
84.2
80.9
82.3
87.3
91.5
94.1
98.5
106.6
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
Year

Source: Louis Berger, 2017 with data provided by Visit Florida, 2015

Strong sales tax revenues are partially a result of high visitation levels. In 2015, ninety-five percent of counties in Florida experienced an increase in sales tax revenue from the previous year. Tourism and recreation taxable sales and total statewide taxable sales grew 8.6 percent from the prior year. Statewide tourist development tax collections grew 12 percent from 2014 for the entire state of Florida, totaling $784 million. Over half of the statewide total development tax collections in 2015 came from within the study area. **Table 2-7** below shows tourist development tax collections for the study area.

TABLE 2-7 TOURIST DEVELOPMENT TAX COLLECTIONS

Geography	Tax Rate	2014	2015	% Change '15/'14	% of 2015 Florida Dev Tax Collection	State Rank '15 Tourist Dev Tax Collections
Central Florida	N/A	$264,568,910	$294,543,926	11%	38%	N/A
Brevard*	5%	$10,006,981	$11,181,906	12%	1%	17
Lake*	4%	$2,482,617	$2,643,797	7%	0%	28
Orange*	6%	$206,598,500	$230,405,500	12%	29%	1
Osceola*	6%	$41,338,191	$45,643,986	10%	6%	3
Seminole*	5%	$4,142,621	$4,668,737	13%	1%	24
Southeast Florida	N/A	$125,750,657	$142,994,860	14%	18%	N/A
Miami-Dade*	3%	$36,117,176	$39,181,516	9%	5%	6
Broward*	5%	$54,620,491	$58,711,876	8%	7%	2
Palm Beach*	6%	$35,012,990	$45,101,468	29%	6%	4
Study Area	N/A	$390,319,567	$437,538,786	12%	56%	N/A

Source: Louis Berger, 2017 with data provided by Visit Florida, 2015. Note: * Indicates self-administration of the Tourist Development Tax; totals are provided to the Department of Revenue by the counties' tax collectors.

In 2015 the Metropolitan Statistical Area (MSA) of Orlando-Kissimmee collected $22.7 billion in tourism and recreation sales, the most of any MSA in the state and a $2.1 billion increase over 2014. Overall, Orlando, Miami and Tampa collected nearly half of all tourism and recreation related taxable sales in the state of Florida in 2015 (Florida Tourism Indicators, Visit Florida 2015). This travel related spending supported a 4 percent increase in travel related employment between 2014 and 2015. **Figure 2-13** below shows travel related employment between 2009 and 2015.

FIGURE 2-13 TRAVEL RELATED EMPLOYMENT IN FLORIDA



2009-2015 CAGR: 3.5%
Average Travel-Related Employment
1,400,000
1,200,000
1,000,000
800,000
600,000
400,000
200,000
-
973,800
988,600
1,016,600
1,057,700
1,097,000
1,145,800
1,194,500
2009
2010
2011
2012
2013
2014
2015
Year

Source: Louis Berger, 2017 with data provided by Visit Florida, 2015

Of the eighteen airports in Florida, fifteen experienced an increase in the number of passengers boarding aircraft in 2015 compared to 2014. The Orlando-Sanford airport experienced the third highest increase of

13.6%. Orlando-Sanford had 19.3 million boarding passengers in 2015 (+8.5% from 2014), second to Miami International in terms of total boarding passengers in 2015 (Estimates of Visitors to Florida, Visit Florida 2015). Miami International Airport experienced the largest numerical increase with 1.7 million additional boarding passengers than in 2014. Miami also had the largest number of boarding passengers in Florida, at 22 million.

2.8 Domestic Visitation

Of all the domestic visitors to the state of Florida in 2015, 89 percent traveled to the state for leisure activities, mostly during the spring and summer months. Domestic business travelers primarily visited central Florida (41%) followed by southeastern Florida (20%). **Table 2-8** below details the main purpose of visitors' trips by type of trip.

TABLE 2-8 DOMESTIC VISITORS MAIN TRIP PURPOSE

Trip Purpose	2013	2014	2015	'15/'14 % Change
LEISURE	89%	90%	89%	-1
General Vacation	38%	40%	37%	-3
Visit Friends/Relatives	26%	25%	25%	0
Getaway Weekend	10%	11%	13%	2
Special Event	8%	8%	7%	-1
Other Leisure/Personal	7%	6%	8%	2
BUSINESS	11%	10%	11%	1
Transient Business	5%	4%	4%	0
Convention	2%	2%	2%	0
Seminar/Training	2%	2%	2%	0
Other Group Meetings	2%	1%	2%	1

Source: Louis Berger, 2017 with data provided by Visit Florida, 2015

The states of Georgia, New York, and Texas provided the largest number of domestic visitors to Florida in 2015. The average age of domestic leisure visitors to Florida in 2015 was 47.9. The largest percentage (30%) of visitors to Florida were age 35 to 49 followed by those age 18 to 34 (26%) (Profile of Domestic Visitors, Visit Florida 2015).

2.9 International Visitation

International visitors to Florida in 2015 were primarily travelling to the state on vacation or holiday (74%), staying for an average of 11 nights, similar to length of stay in 2014 (10.7). These visitors primarily visited the southeastern (68%) portion of the state. Trip purpose for visitors is detailed in **Table 2-9**.

TABLE 2-9 INTERNATIONAL VISITORS MAIN TRIP PURPOSE

Main Trip Purpose	2014	2015
Vacation/Holiday	74%	74%
Visit Friends/Relatives	12%	12%
Business	6%	7%
Conference/Convention/Trade Show	5%	5%
Other	3%	3%

Source: Louis Berger, 2017 with data provided by Visit Florida, 2015

The top market for international visitors is Canada with 3.8 million Canadians visiting Florida in 2015. These visitors stayed an average of 23 nights when visiting, up slightly from 22.7 nights in 2014. Most of these visitors traveled to southeastern (44%), central-central eastern (37%) or central west-southwestern (28%) Florida. Most of these visitors travelled to Florida via plane (52%) while over one third made the trip by car (36%). Few visitors traveled with children in 2015 (19%); many traveled alone (47%), and about 56% traveled with a spouse /partner or family / relatives. Most (76%) of these travelers stayed in a hotel or motel during their stay in Florida (International Visitors to Florida, Visit Florida 2015).

2.10 Addressable Market Geography for Brightline

The earlier sections provided an overview of the regional socioeconomics in South and Central Florida. Following a review of the region, Louis Berger proceeded to identify the addressable market geography, or study area, for the Brightline service. This geography was determined based on the proposed station locations in Miami, Fort Lauderdale, West Palm Beach, and Orlando. In Central Florida, the study area encompasses Seminole County, Orange County, and parts of Osceola County in the Greater Orlando area. In Southeast Florida, the study area includes Miami-Dade County, Broward County, and Palm Beach County, as shown in **Figure 2-14.**

The catchment area for long-distance intercity travel between Central Florida and Southeast Florida was set to encompass an area within 30 to 40 minutes of driving time of a Brightline station. The catchment areas for shorter distance trips between the three cities in Southeast Florida was set to encompass and areas within 20 to 30 minutes of drive time to the stations.

A higher degree of geographic resolution was used for the analysis of the short-distance travel market. The addressable geographical market for the short-distance market is depicted in **Figure 2-15**. For the short-distance market, the zone structure was developed from Southeast Florida Regional Planning Model (SERPM) traffic analysis zones, aggregated at the district level. The zone structure consists of 398 zones – 122 in Palm Beach County, 184 in Broward County, and 92 in Miami-Dade County.

Figure 2-16 shows the auto travel time from various points in Southeast and Central Florida to the nearest proposed Brightline station. The times shown represent a "pessimistic" guess by Google Maps, which generally represent a heavily congested auto travel time.

FIGURE 2-14 STUDY AREA AND ZONE STRUCTURE FOR LONG-DISTANCE TRAVEL


Levy
Marion
Volusia
Citrus
Sumter
Lake
Seminole
Hernando
Orange
Pasco
Brevard
Osceola
Pinellas
Hillsborough
Polk
Indian River
Manatee
Hardee
Okeechobee
St. Lucie
Highlands
Sarasota
DeSoto
Martin
Glades
Charlotte
Palm Beach
Lee
Hendry
Broward
Collier
0 10 20 30 40 miles
Miami-Dade
Monroe
Legend
Brightline Stations
South Florida Study Area
Central Florida Study Area
Florida Counties

Source: Louis Berger, 2017

FIGURE 2-15 STUDY AREA AND ZONE STRUCTURE FOR SHORT-DISTANCE TRAVEL


St. Lucie
Highlands
eSoto
Okeechobee
Martin
Glades
arlotte
Palm Beach
Lee
Hendry
Broward
Collier
Miami-Dade
0 10 20 30 40 miles
Legend
Brightline Stations
Palm Beach Study Area
Broward Study Area
Miami-Dade Study Area
Florida Counties

Source: Louis Berger, 2017

FIGURE 2-16 CONGESTED TRAVEL TIME TO NEAREST BRIGHTLINE STATION


Gainesville
Palatka
Palm Coast
Cross City
Ocala
Ocala National Forest
Daytona Beach
New Smyrna Beach
The Villages
Crystal River
Leesburg
Spring Hill
Cocoa Beach
Melbourne
Palm Bay
Clearwater
Tampa
Largo
St. Petersburg
Lakeland
Winter Haven
Vero Beach
Sebring
Fort Pierce
Sarasota
Port St Lucie
Okeechobee
Port Charlotte
Jupiter
Fort Myers
Cape Coral
Bonita Springs
Naples
Marco Island
Everglades City
Everglades National Park
Key Largo
Islamorada
Duck Key
Big Pine Key
Marathon
Key West
Legend
Time to Station (Mins)
9 - 32
32 - 41
41 - 49
49 - 61
61 - 95

Source: Louis Berger analysis of Google Maps data, 2017

3.0 Existing Modes of Intercity Travel and the Addressable Market for Brightline

One of the key inputs to the mode choice model used to develop the Brightline ridership and revenue forecast is the size of the total addressable market for the proposed service. The total addressable market has the following characteristics:

- Considers all travels within the addressable geographical market (Section 2.10) that can be logically served by the proposed Brightline long- and short- distance service.
- Includes all existing modes of travel (i.e. auto, rail, bus, ride share, air)
- Includes all market segments (visitors, residents) and trip purposes (business, leisure)

This section provides a description of the existing modes of travel between the city pairs for long- and short-distance trips as well as an account of mode-specific historical, current, and future market sizes. The existing market size estimates for each mode form the basis of the trip tables for the base year, while future sizing is based on the estimated annual growth rates.

Travel between Central and Southeast Florida currently takes place by car, bus, rail, and air. The same is the case for travel within Southeast Florida, although air travel is not as prevalent given the distances between the city pairs. **Table 3-1** and **Table 3-2** show a comparison of the various travel alternatives available for travel between city pairs, with information on travel time, cost, frequency, reliability, and constraints for growth.

TABLE 3-1 TRAVEL ALTERNATIVES BY CITY PAIR AND MODE, LONG-DISTANCE

Travel Mode	Route	Travel Time (approx.)	Travel Cost	Frequency	Reliability	Constraints for Growth
Auto	CF-SF	3.5-5 hours	$27- 41	N/A	Medium	Road capacity/congestion
Rail (Amtrak)	CF-SF	5-7.5 hours	$37-46	2 per day	Low	Federal funding
Air	CF-SF	1-1.5 hours	$45-140	17 per day	Medium	Cost and availability of landing slots
Bus	CF-SF	4-5.5 hours	$15-72	35 per day	Medium	Road capacity/congestion

Source: Louis Berger, 2017. Note that this figure assumes the cost of fuel at $2.33/gallon, the average fuel efficiency of vehicles at 20 miles per gallon, a Central Florida-Southeast Florida trip as a 253-mile drive, and the tolls include assume that the full extent of the Florida Turnpike is used but no managed lanes are used on I-95.

TABLE 3-2 TRAVEL ALTERNATIVES BY CITY PAIR AND MODE, SHORT-DISTANCE

Travel Mode	Route	Travel Time (approx.)	Travel Cost	Frequency	Reliability	Constraints for Growth
Auto	MIA-FLL-WPB	1-3 hours	$9	N/A	Medium	Road capacity/congestion
Rail (Tri-Rail)	MIA-FLL-WPB	1 hr. 50 mins	$6.90	25 per day	High	Local funding
Bus (Coach)	MIA-FLL-WPB	1 hr. 40 mins – 3 hours	$7-11	6 per day	Low	Road capacity/congestion
Bus (Transit)	MIA-FLL	40 mins – 1 hr.	$2.65	30 per day	Medium	Road capacity/congestion
Shared Ride	MIA-FLL	35 mins – 1 hr. 50 mins	$27-35	N/A	Medium	Road capacity/congestion, financial sustainability of shared ride business model

Source: Louis Berger, 2017. Note that this figure assumes the cost of fuel at $2.33/gallon, the average fuel efficiency of vehicles at 20 miles per gallon, and the tolls include assume that the full extent of the Florida Turnpike is used but no managed lanes are used on I-95.

3.1 Bus

Travel by bus is available for both short- and long-distance trips. Intercity buses take approximately 4-6 hours to travel between Central and Southeast Florida and make stops in all three Southeast Florida cities. Intercity buses also serve all city pairs in Southeast Florida, and a popular set of transit bus routes connects Miami with Fort Lauderdale via the I-95 Express Lanes.

Historical and Current Market Size

The intercity bus operators serving the Central-Southeast Florida market include Florida Express, Greyhound, Florida Sunshine, Red Coach, Megabus, Jet Set Express, Smart Shuttle Line, SuperTours, and Javax. Louis Berger estimated an average of 35 daily departures per direction between Central and Southeast Florida in 2017 based on published bus schedules of all the operators listed above. Assuming an average of 20 passengers per vehicle and an O-D distribution pattern similar to that of the rail travel market, Louis Berger estimated the 2016 daily volumes presented in **Table 3-3**.

TABLE 3-3 ESTIMATED DAILY INTERCITY LONG-DISTANCE BUS PERSON TRIPS

City Pair	2010	2016	2010-2016 CAGR
Central Florida to Miami	212	297	+5.8%
Central Florida to Fort Lauderdale	126	193	+7.4%
Central Florida to West Palm Beach	145	209	+6.3%
Total	483	700	+6.4%

Source: Louis Berger, 2017

The number of intercity bus connections in Southeast Florida is limited to one public agency and a small number of privately operated services, which make local stops in the three Southeast Florida cities on the way to further destinations, primarily Orlando and Tampa. Broward County Transit (BCT) operates the 95Express and 595Express services. Each offer approximately 30 buses per day per direction and attract a total of approximate 1,650 riders per day (average annual daily basis from BCT reports). The full one-way fare is $2.65. This service is growing rapidly – as of 2014, the service carried only approximately 1,000 riders per day (average annual daily basis from BCT reports). Services on private operators cost in the $10-$25 range for a one-way trip between Southeast Florida cities. Greyhound offers about 13 daily trips from Miami to Fort Lauderdale and six from Miami through to West Palm Beach. Other intercity bus operators serving the Southeast Florida market include Florida Express, Florida Sunshine, Red Coach, and Megabus.

Bus ridership estimates in Southeast Florida were developed by assuming 30 riders per bus within the short-distance market (with 27 bus departures per day serving this corridor) and an O-D distribution pattern similar to the commuter rail market within the same corridor. Published ridership estimates obtained from Broward County Transit were also added to the initially estimated volume of bus trips within the Fort Lauderdale-Miami city pair. **Table 3-4** shows the number of bus riders assumed for the base year forecast.

TABLE 3-4 ESTIMATED DAILY SHORT-DISTANCE BUS PERSON TRIPS

City Pair	2016
W. Palm Beach – Fort Lauderdale	277
W. Palm Beach – Miami	184
Fort Lauderdale – Miami	2,006
Total	2,468

Source: Louis Berger, 2017

Growth Forecast

Future-year bus ridership volumes were estimated by applying growth rates obtained from the Chaddick Institute for Metropolitan Development at DePaul University, which monitors intercity bus travel patterns in the country.[3] The initial surge in intercity bus travel growth observed since 2007 has slowed in recent years – as shown in **Figure 3-1**. As such, Louis Berger applied a 1.7% CAGR to estimate future-year bus ridership, as shown in **Table 3-5** and **Table 3-6.**

[3] "The Remaking of the Motor Coach: 2015 Year in Review of Intercity Bus Service in the United States", Chaddick Institute for Metropolitan Development at DePaul University, January 2016, https://las.depaul.edu/centers-and-institutes/chaddick-institute-for-metropolitan-development/research-and-publications/Documents/2015%20Year%20in%20Review%20of%20Intercity%20Bus%20Service%20in%20the%20United%20States.pdf

FIGURE 3-1 HISTORICAL GROWTH IN INTERCITY BUS TRAVEL IN THE UNITED STATES


Intercity Bus Travel Market Growth Rate
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
9.8%
5.1%
6.0%
5.4%
9.3%
1.4%
3.9%
1.7%
2008
2009
2010
2011
2012
2013
2014
2015

Source: Louis Berger analysis of data from the Chaddick Institute, 2016

TABLE 3-5 PROJECTED DAILY INTERCITY LONG-DISTANCE BUS PERSON TRIPS

City Pair	2016	2040	2016-2045 CAGR
Central Florida to Miami	297	478	
Central Florida to Fort Lauderdale	193	311	
Central Florida to West Palm Beach	209	337	
Total	700	1,125	+1.7%

Source: Louis Berger, 2017

TABLE 3-6 PROJECTED DAILY SHORT-DISTANCE BUS PERSON TRIPS

City Pair	2016	2045	2016-2045 CAGR
W. Palm Beach to Fort Lauderdale	277	446	
W. Palm Beach to Miami	184	296	
Fort Lauderdale to Miami	2,006	3,225	
Total	2,468	3,967	+1.7%

Source: Louis Berger, 2017

3.2 Shared Ride

Uber and Lyft are widely available in Miami, Fort Lauderdale, and West Palm Beach, with both single-passenger and shared vehicles. A ride from Miami to Fort Lauderdale costs approximately $27 to $35 with Lyft. Uber and Lyft are widely available in Miami, Fort Lauderdale, West Palm Beach, and Orlando, with both single-passenger and shared vehicles. In 2016, Uber started offering uberPOOL in Broward and Palm Beach counties. UberPOOL, which pairs Uber passengers with other travelers seeking a ride in the same direction, can save riders up to 50% in heavily traveled sections of Miami-Dade, up to 30 percent east of I-95 in central Broward, and up to 20 percent everywhere else, over the standard or regular uberX service. Lyft offers a comparable service, "Lyft Line", available throughout Palm Beach, Broward and Miami-Dade counties.

The growth of Uber has been relatively fast in South Florida: it only took about 5 months for Miami to achieve 7,500 driver partners, compared 20 months for Los Angeles. In addition, the South Florida market MSA is one the leading MSAs for driver-partner trips per driver (Hall & Krueger, 2015). In terms of the number of trips provided within South Florida, the Citizens for Improved Transit reported in a 2015 article that Uber provided over 5 million rides after operating for slightly more one year from its launch in 2014. Given the growth trajectory of uberX driver partners, this estimate is probably much lower than the current number of annual trips provided to the region (CIT, 2015).

3.3 Long-Distance Rail (Amtrak)

The rail travel market analyzed in this study is separated into long- and short-distance markets. Amtrak provides services for the long-distance market, from Miami to Orlando twice a day (one train in approximately 5 hours, and the second in approximately 7.5 hours, as it travels via Tampa). The Amtrak service makes 11 stops between Miami and Orlando, including Fort Lauderdale and West Palm Beach. In Miami, the Amtrak station is in Hialeah, approximately a 20-minute drive northwest of downtown. In Fort Lauderdale, the Amtrak station is on the west side of I-95, approximately a 10-minute drive west of downtown. In West Palm Beach, the Amtrak station is a short walk from the proposed Brightline station. In Orlando, the Amtrak station is downtown, approximately a 25-minute drive northwest from the airport.

Historical and Current Market Size

Boarding and alighting data for all Amtrak stations in Florida is presented in **Figure 3-2**, showing ridership to, within, and from the state fluctuating between 700,000 and 1.25 million trips annually. The fluctuations around an overarching trend of growth between 2003 and 2016 reflect shifts in economic conditions as well as competitive dynamics overall in the intercity travel market (fuel prices, growth in intercity bus travel, etc.).

FIGURE 3-2 AMTRAK FLORIDA STATION BOARDINGS


1200
1000
800
600
400
200
0
883
880
808
739
817
933
967
1,054
1,134
1,137
1,099
1,068
1,017
936
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016

Source: National Association of Rail Passengers Amtrak Ridership Statistics, 2017

However, Amtrak ridership between Central and Southeast Florida is limited to only a relatively small portion of the total boardings and alightings statistics shown in **Figure 3-2**. Louis Berger estimated the proportion of Central to Southeast Florida trips using 2008 Amtrak station-pair ridership data. The resulting count is approximately 36,000 trips annually, as shown in the city-pair breakdown in **Table 3-7**. The 2016 intercity trip estimate uses the 2008 passenger trip distribution with some adjustments to account for changes in Amtrak Florida station boardings and alightings. The relatively small long-distance rail travel market is most likely a function of Amtrak's high travel times.

<u>Growth Forecast</u>

Louis Berger estimated future-year estimates of Amtrak ridership between Central and Southeast Florida by applying the growth rates implied by the trend projection in **Figure 3-2**, resulting in CAGR of 0.4%, as shown in **Table 3-7**.

TABLE 3-7 HISTORICAL AND FUTURE AMTRAK PASSENGER VOLUMES

City Pair	2008	2016	2045	2016-2045 CAGR	2045 Daily
Orlando – W. Palm Beach	10,338	10,519	11,698	+0.4%	32
Orlando – Fort Lauderdale	9,946	9,711	10,800	+0.4%	30
Orlando – Miami	15,762	14,932	16,606	+0.4%	45
Total	36,046	35,162	39,105	+0.4%	107

Source: Amtrak, National Association of Rail Passengers, Louis Berger, 2017

3.4 Short-Distance Rail (Tri-Rail)

While the Amtrak service can be used for travel within Southeast Florida, the short-distance rail market is primarily served by Tri-Rail, a commuter rail line managed by the South Florida Regional Transportation Authority (SFRTA) connecting Miami and West Palm Beach, making a total of 18 station stops over 72 miles. The system has 5 stations in Miami-Dade County, 7 in Broward County, and 6 in Palm Beach County, as shown in **Figure 3-3**. This service runs 15 times a day per direction. In all three cities, shuttle connections are provided to the airports. In Miami, connection is available to Metrorail at the Metrorail Transfer station, whereas in Fort Lauderdale and West Palm Beach, Amtrak and Tri-Rail share a station. Tri-Rail's southernmost station is near the Miami airport, approximately a 20 minute drive northwest of downtown. A planned extension of the Tri-Rail system will offer direct connectivity from MIA to Brightline's Miami Central Station.

FIGURE 3-3 TRI-RAIL SYSTEM MAP


TRI RAIL
SYSTEM MAP
TRI RAIL
Tri-Rail Station
Free Tri-Rail Shuttle @Station
Direct Shuttle Route to Airport
Miami-Dade Metrorail
Metrorail Station
Transfer Station
Metrorail Orange Line
Metrorail Green Line
International Airport
Access to Amtrak
Mangonia Park
West Palm Beach
Lake Worth
Boynton Beach
Delray Beach
Boca Raton
Deerfield Beach
Pompano Beach
Cypress Creek
Ft. Lauderdale
Ft. Lauderdale-Hollywood
Int' Airport at Dania Beach
Sheridan Street
Hollywood
Golden Glades
Opa-Locka
Metrorail
Transfer
Hialeah
Market
Miami Intermodal
Center (MIC)
Tri-Rail and
Amtrak to service
Miami Intermodal
Center (MIC)
in 2013.
N

Source: Tri-Rail

Figure 3-4 shows annual system ridership obtained from the Tri-Rail monthly operation statistics and the National Transit Database (NTD). System ridership has grown at an annualized rate of 2.9% over the last ten years, although that rate of growth appears to be slowing down (1.2% annualized rate of growth over the last five years).

FIGURE 3-4 TRI-RAIL SYSTEM RIDERSHIP


5,000,000
4,500,000
4,000,000
3,500,000
3,000,000
2,500,000
2,000,000
1,500,000
1,000,000
500,000
0
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016

Source: National Transit Database

Only the relevant stations that provide an alternative to Brightline based on origins and destinations were included in the Tri-Rail ridership estimates. Primary stations covered by the three Brightline service short-distance markets in West Palm Beach, Fort Lauderdale, and Miami, respectively, were:

- Mangonia Park Station, West Palm Beach, and Lake Worth;
- Fort Lauderdale downtown, Fort Lauderdale Airport, and Sheridan St.; and
- Opa-Locka, Metrorail Transfer Station, Hialeah Market, and Miami Airport.

Growth Forecast

Louis Berger examined the South Florida Regional Transportation Authority's SFRTA Forward Plan: A Transit Development Plan for SFRTA FY 2014-2023. This report contained the results of a 2013 on-board and platform intercept origin and destination survey for Tri-Rail that can be used to determine the portion of Tri-Rail ridership traveling between the three cities to be served by Brightline. The survey indicated that approximately 24 percent of total ridership has both an origin and destination in the central city locations to be served by Brightline. **Table 3-8** presents the estimate of applicable Tri-Rail ridership by city pair. The 2045 estimates reflect the growth implied by the trend presented in **Figure 3-4**.

TABLE 3-8 CURRENT AND PROJECTED DAILY SHORT-DISTANCE RAIL TRIPS

City Pair	2016	2045	CAGR	Daily (2045)
Miami – West Palm Beach	229,807	300,607	+0.9%	824
Miami – Fort Lauderdale	434,227	568,006	+0.9%	1,556
Fort Lauderdale – West Palm Beach	345,636	452,122	+0.9%	1,239
Total	1,009,671	1,320,735	+0.9%	3,618

Source: Louis Berger, 2017

3.5 Air

Air travel is available at two airport pairs for travel from Southeast Florida to Central Florida. From Orlando International Airport (IATA airport code MCO), flights are available to Fort Lauderdale-Hollywood International Airport (IATA code FLL – via Spirit and Silver Airways) and Miami International Airport (IATA code MIA – via American and Delta). Currently, no flights from Central Florida are available to Palm Beach International Airport (IATA code PBI).

Historical and Current Market Size

Air travel volumes for the long-distance travel market were derived using data obtained from the FAA 10% sample of tickets, and corroborated against the Orlando International Airport air traffic reports published by Greater Orlando Aviation Authority (GOAA). Louis Berger compiled and reviewed historical data from the Federal Aviation Authority's (FAA) 10 percent sample of tickets database. This data was used to trace historical volumes of air travel between each of the city pairs that offer air travel.

Historical air traffic data going back twenty years in **Figure 3-5** shows a general decline air passenger volumes between Central and Southeast Florida, largely accelerated by the additional airport security requirements instituted after the events of September 11, 2001. Air traffic volumes post the 9-11 declines in short-distance air travel have remained relatively steady with fluctuations reflecting the effects of economic conditions.

FIGURE 3-5 ANNUAL AIR TRAFFIC VOLUME BETWEEN CENTRAL AND SOUTHEAST FLORIDA


600,000
500,000
400,000
300,000
200,000
100,000
0
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
MCO-PBI
MCO-FLL
MCO-MIA
Total CFL-SEF

Source: FAA 10 Percent Tickets Database, 2017

Figure 3-5 shows that air passenger traffic between MCO and MIA has steadily grown post 9-11 while the volumes of trips between MCO and FLL have steadily declined, and trips between MCO and PBI have declined to zero. **Table 3-9** shows the change in trip volumes between 2010 and 2016 by airport pair in both annual and daily terms.

TABLE 3-9 ANNUAL AIR PASSENGER VOLUMES, FAA 10% TICKET SAMPLE

Airport Pair (Both Directions)	2010 Annual	2010 Daily	2016 Annual	2016 Daily	2010-2016 CAGR
Orlando (MCO) – WPB (PBI)	40	<1	0	0	
Orlando(MCO) – Fort Lauderdale (FLL)	163,500	448	54,880	150	-16.7%
Orlando (MCO) – Miami (MIA)	88,900	244	168,050	460	+11.1%
Total	252,440	692	222,930	610	-2.1%

Source: Louis Berger, 2017

Figure 3-6 presents the average one-way air fares for both the MCO-MIA and MCO-FLL markets in 2016 dollars estimated from the FAA database of tickets. This figure shows that the cost of air travel between Orlando and Miami has remained relatively unchanged while the cost of travel between Orlando and Fort Lauderdale appears to have fallen over the same time frame.

FIGURE 3-6 AVERAGE ONE-WAY AIR FARES (2016$)


$250.00
$200.00
$150.00
$100.00
$50.00
$0.00
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
MCO-FLL
MCO-MIA

Source: FAA 10 Percent Tickets Database, 2017

Growth Forecast

Given the trends depicted in **Figure 3-5**, Louis Berger estimated the future growth of the Central to Southeast Florida travel market based on the FAA's Terminal Area Forecasts (TAF) for all three airports (MCO, FLL and MIA). TAF is the official forecast of aviation activity at U.S. Airports and are econometrically driven demand-side forecasts.

Figure 3-7 compares Central to Southeast Florida air passenger volumes against the volume of total enplanements at the three airports. The figure shows that the share air passenger traffic between Central and Southeast Florida has been declining relative to the total volume of air passenger enplanements at all three airports. The study team applied this trend of declining shares to the TAF projected growth in enplanements at all three airports.

FIGURE 3-7 COMPARISON OF AIR TRAFFIC VOLUMES


600,000
500,000
400,000
300,000
200,000
100,000
0
40,000,000
35,000,000
30,000,000
25,000,000
20,000,000
15,000,000
10,000,000
5,000,000
0
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
Total CFL-SEF
MCO/FLL/MIA

Source: FAA Terminal Area Forecast, 2016

The resulting volume of air passenger traffic between Central and Southeast Florida was further segmented to distinguish between travel to Fort Lauderdale and Miami based on the trends presented in **Figure 3-5**. **Table 3-10** presents the resulting estimates of air passengers in the Brightline service travel market. The resulting air passenger volumes in the Central to Southeast Florida market grow at about a third of the rate projected for total enplanements of study area airports. This positive growth is attributed to growth observed within the Orlando-Miami city pair.

TABLE 3-10 ESTIMATES OF AIR PASSENGERS IN THE BRIGHTLINE SERVICE TRAVEL MARKET

	2002 Annual	2010 Annual	2016 Annual	2045 Annual	2045 Daily	2016-2045 CAGR
Total Enplanements (MCO/FLL/MIA)	21,798,554	27,180,107	34,861,631	62,033,916	169,840	+2.01%
Orlando (MCO) – Fort Lauderdale (FLL)	205,240	163,500	54,880	40,304	110	-1.06%
Orlando (MCO) – Miami (MIA)	68,380	88,900	168,050	231,391	634	+1.11%
Central Florida – Southeast Florida	273,620	252,400	222,930	271,695	744	+0.68%
% of Enplanements	1.26%	0.93%	0.64%	0.44%		

Source: Louis Berger, 2017

3.6 Auto

Auto is the prevalent mode of travel within Southeast Florida and the dominant mode of travel between Southeast and Central Florida. Two primary auto routes collect a significant majority of traffic between Southeast Florida and Central Florida – the Florida Turnpike and I-95. While the Florida Turnpike is faster and more direct, it is a toll road, whereas I-95 is a free route. The two other highway routes between the two regions – US-27 and I-75 – add one and two hours respectively to the travel time between the two regions. Southeast Florida has a dense and often significantly congested highway network, but the Florida Turnpike and I-95 remain the major north-south arteries connecting the three Southeast Florida cities under discussion in this

report. Other north-south arteries are either signaled (US-1, US-441) or further inland (SR-826, I-75, Florida Turnpike Homestead Extension).

Historical and Current Market Size

Louis Berger reviewed historical traffic counts on the Florida Turnpike and I-95 at points in between Southeast Florida and Central Florida, and found significant growth over the past decades. Traffic on the Florida Turnpike represents about 80% of the total traffic volume between Central and Southeast Florida. Louis Berger identified two counter stations on the Florida Turnpike between West Palm Beach and Orlando that are representative of the traffic traveling on the Turnpike between Central and Southeast Florida. Traffic on these stations has grown at a 3.2% CAGR from 2001 to 2016, with a slight decline during the years of the Great Recession. On I-95, which represents about 20% of the total traffic volume traveling between Central and Southeast Florida, the traffic counter in St. Lucie, FL – an intermediate point between the main urban areas of Orlando and West Palm Beach – indicates an average annual traffic growth of approximately 2.1% from 2001 to 2015. Annual traffic counts at four counters on the major roads connecting Southeast Florida and Central Florida, including the two counters discussed above, are shown in **Figure 3-8** and **Figure 3-9**.

FIGURE 3-8 FLORIDA TURNPIKE CENTRAL-TO-SOUTHEAST FLORIDA HISTORICAL TRAFFIC COUNTS


50,000
45,000
40,000
35,000
30,000
25,000
20,000
15,000
10,000
5,000
0
2000
2002
2004
2006
2008
2010
2012
2014
2016
2018
Turnpike, at SR-70 (St. Lucie)
Turnpike, south of CR-525 (Osceola)

Source: Louis Berger analysis of data from FDOT, 2017

FIGURE 3-9 I-95 CENTRAL-TO-SOUTHEAST FLORIDA HISTORICAL TRAFFIC COUNTS


70,000
60,000
50,000
40,000
30,000
20,000
10,000
0
2000
2002
2004
2006
2008
2010
2012
2014
2016
2018
I-95, south of CR-514 (Brevard)
I-95, at SR-68 (St. Lucie)

Source: Louis Berger analysis of data from FDOT, 2017

Current traffic flows between Central and Southeast Florida on the Turnpike and I-95 are characterized as follows:

- **Day of week patterns –** Friday is the busiest day at all four counters, with average traffic on Friday being 21% above the average day. Tuesdays and Wednesdays are the least busy days at all four counters. The prominence of weekends is particularly pronounced at the Turnpike counters, where Friday-Saturday traffic counts are 17% above the average day. Furthermore, the Turnpike counters exhibit directionality on the weekends, with 38% more traffic seen on Sundays in the northbound direction than southbound, and with 21% less traffic seen on Sundays in the northbound direction than southbound. Similar, but more muted, effects are seen on Mondays, Thursdays, and Saturdays, as well as on I-95 on Fridays and Sundays.

- **Time of day patterns –** From investigating hourly traffic counter data from June 2016, the four counters appear to behave fairly idiosyncratic travel patterns by time of day. The St. Lucie County counter on the Florida Turnpike peaks at roughly midday every day of the week in both directions of travel. The St. Lucie County counter on I-95 displays traditional peaking (with weekday peaks in the morning and afternoon, and weekend peaks at midday), but traffic levels appear higher at the afternoon weekday peak in both directions than in the morning peak. The Osceola County counter on the Florida Turnpike displays traditional peaking, with weekday morning peak traffic heading northbound, and weekday afternoon peak traffic heading southbound. At all counters, the highest-traffic hours tend to each represent roughly 8.5% of daily traffic.

- **Type of vehicle –** The split of traffic by vehicle type are broadly similar across the counters, as well as by year through the 2001-2016 time period. Passenger vehicles represent roughly 85% of traffic, whereas trucks represent roughly 15% of traffic. The 15% of traffic represented by trucks is composed roughly of 4% single-unit trucks, 10% combination trailer trucks, and 1% multi-trailer trucks.

Accurately evaluating historical traffic growth within the three Southeast Florida cities is more complex, since there are a significant amount of potential origins and destinations in between the three main cities and therefore an important number of local trips that cannot be accurately accounted for. In order to gain an indication of the number of historical trips, Louis Berger investigated traffic counters between the three Southeast Florida cities on both I-95 and the Florida Turnpike, using FDOT's Florida Traffic Online web portal. The AADTs at the four counters are shown in **Figure 3-10** and **Figure 3-11**. From 2001 to 2016, traffic grew more quickly at both Florida Turnpike counters (2.8% CAGR at Atlantic Ave. and 3.7% at SR-824) than at the I-95 counters (0.6% at SR-858 and 0.3% at 48th St.), a pattern which can be explained by a combination of growing incomes in Southeast Florida and capacity issues on I-95. Traffic on both main routes, however, indicates an upward trajectory.

FIGURE 3-10 SOUTHEAST FLORIDA HISTORICAL TRAFFIC COUNTS


300,000
250,000
200,000
150,000
100,000
50,000
0
2000
2002
2004
2006
2008
2010
2012
2014
2016
2018
I-95, north of SR-858 (Broward)
I-95, northeast of 48th St (Broward)

Source: Louis Berger analysis of data from FDOT, 2017

FIGURE 3-11 SOUTHEAST FLORIDA HISTORICAL TRAFFIC COUNTS


160,000
140,000
120,000
100,000
80,000
60,000
40,000
20,000
0
2000
2002
2004
2006
2008
2010
2012
2014
2016
2018
Florida Turnpike, north of Atlantic Ave (Palm Beach)
Florida Turnpike, north of SR-824 (Broward)

Source: Louis Berger analysis of data from FDOT, 2017

Louis Berger relied on cell-phone data to establish the size of the current auto market for both long- and short-distance trips. Datasets purchased from AirSage, a company specialized in collecting and analyzing cell-phone location data, included observed travel behavior for March, June, September, and December of 2016. This dataset included all trips between origin and destination zones within the addressable geographic market for Brightline (Section 2.10).

For trips seen in the cell-phone movement datasets, AirSage increments the trip table for the origin-destination pair based on a factor dependent on the population estimate and cell-phone penetration of that device's home location (which is determined by an algorithm based on the device's nighttime location). Population estimates are consistent with US Census data estimates. Based on this home location, AirSage also allocates the resulting trips to either a "resident" or a "visitor" category. Any device whose home location is outside of the zones included in the addressable geographical market for Brightline is classified as a "visitor". The AirSage data also reflects all trips regardless of mode.

In order to ensure that the data is representative of the auto market within the addressable market geography for Brightline, Louis Berger had to perform the following adjustments to the AirSage data:

- Deduct trips from other modes as such that the data represents auto trips only, using the existing market size estimates for each mode described earlier in this section.
- For short-distance trips, reducing the number of trips by 12% to account for the percentage of travelers manifesting the need to use a car for intermediate stops during their trips, as indicated in the 2012 Stated Preference Survey (See Section 4.2.1). This percentage of travelers are considered to be captive to the auto mode choice, and are therefore not considered part of the in-scope market for Brightline.
- For long-distance trips, the visitor market was initially reduced by 46% in market size to calibrate the trip counts to vehicle counts observed on the Florida Turnpike; and then further revised down by 25%

to account for through trips whose origin or destination is not within the addressable market geography.

Table 3-11 shows the resulting average daily travel counts for the long-distance market, while **Table 3-12** shows the resulting average daily travel counts for the short-distance market.

Table 3-11 Estimated Daily Long-Distance Auto Person Trips

City Pair	Resident SB	Resident NB	Resident Total	Visitor SB	Visitor NB	Visitor Total	Total
Orlando to West Palm Beach	12,473	12,236	24,710	2,652	2,658	5,310	30,019
Orlando to Fort Lauderdale	8,083	7,764	15,846	2,066	2,050	4,116	19,962
Orlando to Miami	8,400	8,139	16,538	2,088	1,943	4,031	20,569
Total	28,955	28,139	57,094	6,806	6,651	13,457	70,551

Source: Louis Berger analysis of AirSage data, 2017. SB = Southbound; NB = Northbound

Table 3-12 Estimated Daily Short-Distance Auto Person Trips

City Pair	Resident SB	Resident NB	Resident Total	Visitor SB	Visitor NB	Visitor Total	Total
West Palm Beach to Miami	11,641	11,699	23,339	22,909	20,743	43,651	66,991
W.P.B. to Fort Lauderdale	88,047	88,181	176,228	100,207	101,610	201,817	378,044
Fort Lauderdale to Miami	147,939	151,424	299,363	131,413	128,243	259,657	559,019
Total	247,626	251,304	498,930	254,529	250,596	505,125	1,004,055

Source: Louis Berger analysis of AirSage data, 2017

Table 3-13 shows the share of trips allocated to each city pair for residents and visitors in the long-distance travel market while **Table 3-14** shows the same statistic, but for the short-distance travel market. As shown, the three city pairs have roughly equal shares in the long-distance market, with Orlando-West Palm Beach holding a slight plurality. In the short-distance market, the Fort Lauderdale-Miami city pair dominates.

Table 3-13 Long-Distance City Pair O-D Shares

City Pair	Resident	Visitor	Total
Orlando to West Palm Beach	43%	39%	43%
Orlando to Fort Lauderdale	28%	31%	28%
Orlando to Miami	29%	30%	29%

Source: Louis Berger, 2017

Table 3-14 Short-Distance City Pair O-D Shares

City Pair	Resident	Visitor	Total
West Palm Beach to Miami	5%	9%	7%
W.P.B. to Fort Lauderdale	35%	40%	38%
Fort Lauderdale to Miami	60%	51%	56%

Source: Louis Berger, 2017

Growth Forecast

In order to estimate future growth for the long-distance auto travel market, Louis Berger developed an econometric model of traffic on the Florida Turnpike. The model used historical monthly traffic counts for the 2001-2016 period for a traffic counter station located at a point north of SR-70 on the Florida Turnpike. The economic variables considered included employment, number of households, and gas prices. Seasonal variation by month of year was also taken into account in the model development. This monthly count data also served as a validation of the long-distance origin-destination trip estimates provided by AirSage.

The traffic model specification was evaluated by comparing fitted versus actual traffic over the recent historical period going back to January of 2001 as shown in **Figure 3-12**. The resulting close agreement between fitted and actual model results provides confidence in the model's ability to map key drivers to actual traffic levels. **Figure 3-13** presents the historical observed and forecast traffic of Central – Southeast Florida Turnpike Traffic. Traffic at the counter grew at a 3.2% CAGR. The econometric model forecasts a 3.2% CAGR through 2047. Additional information on the traffic model, including sources and forecasts for the economic variables used, can be found in Appendix B.

FIGURE 3-12 FLORIDA TURNPIKE TRAFFIC MODEL PERFORMANCE (ACTUAL VS. FITTED – MONTHLY)


45,000
40,000
35,000
30,000
25,000
20,000
15,000
10,000
5,000
-
AADT
2000
2002
2004
2006
2008
2010
2012
2014
2016
2018
Modeled
Actual

Source: Louis Berger analysis, 2017

FIGURE 3-13 ECONOMETRIC ANALYSIS AND PROJECTION OF FLORIDA TURNPIKE TRAFFIC (MONTHLY)


100,000
90,000
80,000
70,000
60,000
50,000
40,000
30,000
20,000
10,000
-
AADT
2000
2005
2010
2015
2020
2025
2030
Actual
Modeled
Modeled - Future

Source: Louis Berger analysis, 2017

Growth estimates for the short-distance market are based on the growth rates modeled in the Southeast Florida Regional Planning Model (SERPM), maintained by the Florida Department of Transportation. This regional planning model accounts for a 1.2% annual growth rate in travel in the Southeast Florida region, broadly in line with regional employment growth forecasts discussed in Section 2.5.

3.7 Review of Project in MPO Long-Range Plans

The 2040 Southeast Florida Regional Transportation Plan (RTP)[4] provides information on the future roadway and transit improvements for the Southeast Florida region, covering Miami-Dade, Broward, and Palm Beach counties. The adopted-cost feasible projects and approved projects identified in this plan are included in the SERPM model's future year road networks based on the estimated time of completion for the given model year.

Table 3-15 lists the funded projects included in the RTP that occur on corridors that can potentially compete with the Brightline corridor. Of note is the expansion of the I-95 Express Lanes – into Broward County in the 2015-2020 period, to the Broward/Palm Beach county line in the 2015-2025 period, and further into Palm Beach County in the 2031-2040 period. Furthermore, various widening projects are schedule on the Florida Turnpike in all three counties.

[4] http://seftc.org/system/uploads/documents/SEFL2040RTP_Final_Oct2015_small-2.pdf

TABLE 3-15 SOUTHEAST FLORIDA LONG-RANGE TRANSPORTATION PROJECTS

Facility	Location	Work Type	Length (miles)	Staging	Cost (m)	County
Metrorail / Tri-Rail	79th St Transfer Station	Intermodal hub capacity		2015-2020	$0.4	Miami-Dade
I-95	Broward/Miami-Dade County Line to Broward Blvd.	Express Lanes phase II	10.3	2015-2020	$4.9	Broward
I-95	Commercial Blvd. to North of Cypress Creek Rd.	Interchange improvement project development & environmental study		2015-2020	$2.0	Broward
Florida Turnpike	Sample Rd.	Interchange improvement		2015-2020	$1.4	Broward
Florida Turnpike	Interchange with Sunrise Blvd. (SR 838 / MP 58)	Interchange improvement		2015-2020	$53.4	Broward
I-95	At Blue Heron Blvd.	Interchange improvement		2015-2020		Palm Beach
I-95	At Linton Blvd.	Interchange improvement		2015-2020		Palm Beach
I-95	At Atlantic Ave.	Interchange improvement		2015-2020		Palm Beach
I-95	At Spanish River Blvd.	New interchange		2015-2020		Palm Beach
Florida Turnpike	I-595 (MP 55) to South of Lantana Plaza (MP 88)	All electronic toll conversion of toll plazas	33	2015-2020	$46.4	Palm Beach / Broward
Tri-Rail	Glades Rd., Boca Raton	New station		2015-2020		Palm Beach
Florida Turnpike	Golden Glades Interchange	Express lane flyover		2015-2025	$68.1	Miami-Dade
I-95	Golden Glades Interchange (Biscayne River Canal to Miami Garden Dr.)	Add 2 auxiliary lanes	2.1	2015-2025	$38.8	Miami-Dade
I-95	SR-916/Opa-Locka Blvd. to Golden Glades Interchange)	New road construction		2015-2025	$74.6	Miami-Dade
I-95	E 2nd Av. / S Miami Av.	Ramp reconfiguration		2021-2025	$40.0	Miami-Dade
I-95	At Sunrise Blvd.	Modify interchange		2021-2025	$168.9	Broward
I-95	At Broward Blvd.	Modify interchange		2015-2025	$132.7	Broward
I-95	Stirling Rd. to Palm Beach/Broward County Line	Express lanes phase III	20.2	2015-2025	$1071.7	Broward
Florida Turnpike	Atlantic Blvd. to Palm Beach County Line	Widening	6.8	2021-2025		Broward
I-95	Northlake Blvd. to Blue Heron Blvd.	Add managed lanes	1.8	2015-2025	$36.1	Palm Beach
I-95	At Gateway Blvd.	Interchange improvement		2015-2025	$87.9	Palm Beach
Tri-Rail	West Palm Beach Station to Jupiter Station	New service, including new stations at Toney	16.6	2015-2025	$125.6	Palm Beach

Facility	Location	Work Type	Length (miles)	Staging	Cost (m)	County
		Penna Dr., PGA Blvd., and 45th St.				
I-95	At SR-80.	Interchange improvement		2021-2025	$116.7	Palm Beach
Florida Turnpike	Boynton Beach Blvd. to PGA Blvd.	Widen 4 lanes to 6 lanes	23	2021-2025	$571.1	Palm Beach
Florida Turnpike	Broward/Palm Beach County line to Boynton Beach Blvd.	Wide 6 lanes to 8 lanes	13	2021-2025	$297.8	Palm Beach
Tri-Rail	PBIA	New station		2021-2025	$22.5	Palm Beach
Florida Turnpike	Golden Glades Interchange to SR-821 (HEFT)	Widen to 8 lanes	3.4	2021-2030	$129.5	Miami-Dade
Florida Turnpike	Golden Glades Interchange	Add SB ramp capacity		2026-2030	$87.5	Miami-Dade
I-95	At Hollywood Blvd. and Stirling Rd.	Modify interchange		2021-2030	$111.5	Broward
I-95	At Central Blvd./PGA Blvd., Boynton Beach Blvd., Palm Beach Lakes Blvd., 10th Av. N, 6th Av. S, and Hypoluxo Rd.	Interchange improvement		2026-2030	$533.1	Palm Beach
I-95	At SR-84	Intersection modification		2031-2040	$38.6	Broward
I-95	At Lantana Rd.	Interchange improvement		2026-2040	$86.7	Palm Beach
I-95	Indiantown Rd to Martin/Palm Beach county line	Add managed lanes	1.7	2031-2040	$56.4	Palm Beach
Florida Turnpike	At Hypoluxo Rd.	New interchange		2031-2040	$113.1	Palm Beach
Tri-Rail	West Palm Beach stations	New parking (750 spaces) and improved bus circulation		2031-2040	$25,1	Palm Beach
Express Bus	Mall at Wellington Green to Broward County, via SR-7	New express bus service		2031-2040	$5.9	Palm Beach
Express Bus	Palm Beach Gardens to Broward County, via Florida Turnpike	New express bus service		2031-2040	$5.9	Palm Beach

Source: Louis Berger analysis of project list from Southeast Florida Transportation Council

The Orlando Urban Area FY 2021/22-2039/40 Prioritized Project List (PPL)[5] provides information on the future roadway and transit improvements for the greater Orlando region. The PPL includes no projects on corridors that can potentially compete with the Brightline corridor (Florida Turnpike, SR-528, and SR-417).

[5] https://metroplanorlando.org/wp-content/uploads/prioritized_project_list_2022_2040_adopted_9_14_16.pdf

3.8 The Addressable Market for Brightline (In-Scope Travel Market)

The preceding sections described volumes, origin-destination patterns, and prospects for growth, by mode, for travel between the four cities to be served by Brightline passenger rail service. Brightline will supplement these existing modes of with a new service that provides advantages in terms of direct city-center to city-center service, integration with existing transit services, reduced travel time, reliability, comfort, and convenience.

The overall travel market that constitutes a base of potential customers for Brightline can be summarized as follows.

- Over 70,500 daily person-trips (25 million annually), by residents and visitors, between metropolitan Orlando and the three cities in Southeast Florida
  - 98% of these trips currently occur by automobile or shared rides via the Florida Turnpike or I-95
  - 1% of these trips utilize scheduled bus services via the Florida Turnpike or I-95
  - 1% of these trips utilize direct air service between Orlando and Miami or Orlando and Fort Lauderdale
  - Existing Amtrak rail services serves less than 1% of the existing travel market

- Over 1 million daily person-trips (365 million annually), by residents and visitors, between Miami, Fort Lauderdale, and West Palm Beach
  - 99% of these trips currently occur by automobile or shared rides via the Florida Turnpike, I-95, US 1, or other regional roadways
  - Less than 1% of these trips utilize scheduled express bus services
  - Less than 1% of these trips utilize existing commuter rail service that serves dozens of stops between Miami and West Palm Beach

The following sections describe the portion of the addressable market that are likely to choose Brightline service for travel.

4.0 Brightline Travel Demand Model

4.1 Overview of Methods

The demand for Brightline service was estimated through a process that involved three distinct phases:

- Primary market research. Data describing the travel patterns, behavior and attitudes of potential users of the service was collected through surveys, thereby providing the underlying basis for analyzing future ridership.
- Mode choice model estimation. Survey data was used to develop mathematical models of mode choice based on various modal service attributes and individual characteristics.
- Travel demand model development. Travel demand models were constructed for both long and short-distance travel. Service attributes of the various mode alternatives serving both markets were compiled and interacted with mode choice models to generate market share estimates under both build and no build conditions, thereby providing estimates of diversions to Brightline service.

4.2 Overview of Methods

The proposed Brightline service is uniquely distinguished from current Amtrak and local commuter rail (Tri-Rail) options that service the Central and Southeast Florida regions. The Louis Berger Team therefore conducted a stated preference (SP) survey to help understand potential demand for this service given that SP surveys represent the state-of-the-practice for analyzing the introduction of distinct modes of travel. Louis Berger developed and administered a Stated Preference (SP) survey in 2012. The survey was carried out in order to help understand user travel preferences and willingness to pay for travel time savings, both of which are key inputs to the travel demand model. This section provides a brief overview of the survey.

The survey was distributed between April 14 and April 21 of 2012, and a total of 1,261 respondents completed the survey online. An intercept survey was also conducted between April 10 and April 15 of 2012 at eight locations in Central and Southeast Florida, including the Miami, Ft. Lauderdale, and Orland airports as well as the Miami, Ft. Lauderdale, and West Palm Beach Tri-rail stations. A total of 599 responses were gathered from the intercept survey.

In order to participate, respondents were required to meet three criteria, including 1) be 18 years of age or older, 2) reside within the study area described in Section 2.10, 3) have traveled at least once between an origin and destination pair that would be served by the proposed Brightline service. Respondents who met this criteria were allowed to participate in the survey that included the following sections:

- **Reference trip and basic travel characteristics:** Participants were asked to provide information on a recent trip taken within the study area (i.e., the reference trip for the experiment), including frequency, purpose, number of travelers, number of bags, and mode of transport.

- **Description of the proposed Brightline service:** Participants were given a description of the proposed Brightline service including a map, but excluding estimated travel time, frequencies, or fare information.
- **SP Choice experiments:** Participants were asked to select between hypothetical trips based on varying mode (i.e., car, bus, train, and the proposed Brightline service), cost, travel time, and headways. The reference trip described above was used to frame the context of the hypothetical choice experiments.
- **Brightline characteristics:** Participants were asked about their willingness to use the Brightline service and the reasons behind their decision. For those who indicated they would take the service, respondents were asked to rate the importance of certain station characteristics.
- **Travel patterns:** Participants provided information on the overall number of trips made from their home to other locations in the region in order to confirm travel patterns discussed in Section 3.6.
- **Demographics:** Participants were asked to provide their age, gender, household size, household income, number of working adults, and number of motor vehicles in the household.
- **Other questions:** Opinion of Brightline and familiarity with intercity rail as a way to screen out biased responses.

The following section presents an overview of the data collected with the internet and intercept survey instruments. A total of 1,860 completed surveys were collected, including 1,261 from the internet survey and 599 from the intercept survey. Key takeaways of the survey are discussed below.

4.2.1 Basic Travel Characteristics

Reference Trip Origin-Destination Pair – More than half of the respondents (54.4 percent) reported a reference trip between Southeast Florida and Central Florida. The remaining respondents reported reference trip within Southeast Florida or a short-distance trip, with most of the short-distance trips being carried out between Miami and Ft. Lauderdale (21.3 percent of total trips).

4.2.1.1 Long Distance Trips (Southeast Florida to Central Florida)

Trip Purpose – Leisure trips account for the majority (69.3 percent) of the reference trips while business trips account for 14.9 percent. The proportion of business travelers in the sample is similar to the proportion of business travelers National Household Travel Survey (2001), which is 15.9 percent.

Transportation Mode – 44.4 and 49.4 percent of business and non-business trips, respectively, were made by privately-owned car. Rental car accounted for an additional 16.2 percent of non-business trips. Air accounts for a larger proportion of business trips (20.9 percent) than of non-business trips (17.9 percent), while train and bus (including shared passenger van) account for a larger proportion of non-business trips (21.3 percent) than business trips (16.1 percent). Half of the respondents (50.2 percent) who used a car for their long-distance reference trip indicated that they needed a private vehicle at their destination. The second most-selected reason for driving was cost (38.9 percent). Another commonly-selected reason was enjoying driving (41 percent of

business travelers and 27.9 percent of non-business travelers). A relatively large share (28.4 percent) of business travelers also indicated that non-auto modes would take too long.

Alternative Mode – When asked which alternative mode they would have considered if a private car would not have been available for their reference trip, 20.3 percent of business travelers and 14.9 percent of non-business travelers selected train. As many as 19.4 percent of non-business travelers stated that they would not have made the trip. For business travelers, 6.8 percent would not have made the trip.

Party Size and Composition – Less than one third of all reference trips (29.4 percent) were made by solo travelers. The average party size was 2.7. Among parties of two or more, 39.6 percent were families traveling with children younger than 18.

4.2.1.1 Short Distance Trips (Within Southeast Florida)

Trip Purpose – More than half (56.7 percent) of reference trips within Southeast Florida are leisure trips. Business (14.4 percent) and a combination or business and leisure (7.8 percent) account for 22.2 percent of all reference trips.

Transportation Mode – 66.0 and 68.2 percent of business and non-business trips, respectively, were made by privately-owned car. Rental car accounted for an additional 5.9 percent of business trips. Train and bus (including shared passenger van) account for a larger proportion of business trips (25.0 percent) than non-business trips (22.9 percent). Car users indicated that other options would take a lot longer for door-to-door travel (26.4 percent). Other commonly-selected reasons included needing a private vehicle at the destination (24.6 percent), cost of other options (24.2 percent), enjoying driving (23.9 percent), and the inconvenience of getting to public transportation (20.6 percent). Business travelers and non-business travelers particularly diverged with regard to the need to make stops along the way, with 17.1 percent of business travelers indicating the need to make a stop as a reason for car use compared to only 9.6 percent of non-business travelers.

Alternative Mode – Alternative modes - 12.0 percent of business travelers and 22.4 percent of non-business travelers selected train as an alternative to car if a car was not available as an option. As many as 35.3 and 23.9 percent of non-business and business travelers respectively stated that they would not have made the trip without a car. Short distance travelers are therefore less receptive towards non-auto modes.

Party Size and Composition –For short-distance reference trips, the average party size is 2.17 persons per party. More than one third (36.4 percent) of respondents travel alone. Among parties of two or more, 31.4 percent are couples traveling without children.

4.2.2 Stated Preference Survey Mode Choice Experiments

The stated preference section explored the survey respondent's interest in various travel mode options, including the proposed Brightline service. Each respondent was presented with an experiment that includes six

to eight choice sets, with four mode options presented in each choice set. The information about the typical or most recent trip was used to frame the experiment.

In each choice set, the description of each mode included a picture of the mode, and a combination of cost and travel time attributes: time to reach the mode of travel (for non-car modes), travel time, headways (for non-car modes), and cost (including rental fees, gas, or fare). Air, bus, existing rail, private car, rental car and Brightline were offered as mode options depending on the O-D pair. The experiment varied attributes based on research of public transit schedules and fares, airline schedules and fares, typical driving times, and driving costs. For the Brightline service, base values of the operational characteristics were based on the operating assumptions. Over the course of the experiment, participants were presented with eight choice sets, six of which were randomly generated to vary both mode and the attributes of the mode.

FIGURE 4-1 STATED PREFERENCE SURVEY HYPOTHETICAL CHOICE TASK EXAMPLE


Assuming the four options below are your only options to travel between Miami-Dade County and Orlando and taking into account the circumstances of your most recent trip (for instance, trip purpose, travel party, number of bags), which option would you choose?
BUS
NEW RAIL
CAR
CONVENTIONAL RAIL
15 minutes to get to the bus
One bus every 1 hour
5 hour bus ride
$50 bus fare
15 minutes to get to the train
One train every 1 hour
3 hour 15 minute train ride
$85 rail fare
-
-
4 hour, 30 minute drive
$40 (gas and tolls)
40 minutes to get to the train
One train every 6 hours
6 hour train ride
$50 rail fare
<<
Next
0%
100%
ALL ABOARD FLORIDA

4.2.3 Other Questions

Following the stated preference exercise, respondents were asked a series of additional questions, summarized as follows:

Willingness to Use Brightline: The survey asked directly about willingness to use the planned service under certain access time, in-vehicle travel time, and fare. The survey captured reasons behind choosing or not choosing to take Brightline under each circumstance. The most common reason for not taking the service was car dependency at the travel destination. Half of all travelers strongly agreed that auto dependency was one reason they would not take the new service for long-distance trips. For short trips, the most common reason

was the length of time it would take to access the station. Business travelers in particular saw the frequency of the train as a main reason for not using the service within the southeast Florida region.

Station Characteristics: Respondents were asked about station characteristics as a means to understand the importance of certain station attributes to travelers. Elements evaluated included location, availability of a park and ride lot with free parking for customers, a drop-off location, bicycle storage, shuttle service, connections to other existing transit services, a waiting area with restroom facilities, real time information on train arrivals and departures, the presence of a restaurant in the station, and the presence of a convenience store in the station.

For station of departure, free parking was the most highly-rated characteristic, followed by shuttle service to other key locations. For the station of arrival, shuttle service to certain key destinations was most important, followed by access to transit.

Travel Patterns: Respondents were asked to report the number of trips they made in the past month from their home to the other areas in the region, as well as the mode of travel typically used to make those trips. These questions provided a check of the accuracy of the trip tables used to develop the ridership forecasts, and the responses confirmed the pattern of intercity travel distribution of long-distance trips and short-distance trips identified in Section 3.6.

For travel within Southeast Florida, about three quarters of respondents residing in Miami traveled at least once to Fort Lauderdale in the reference month. Similarly, about three quarters of Fort Lauderdale residents traveled at least once to Miami in the same time frame. Taking into account population size, the trip distribution is 16 percent Miami-West Palm Beach, 26 percent Fort Lauderdale – West Palm Beach and 58 percent Miami- Fort Lauderdale. For trips between Southeast Florida and Central Florida, and taking into account population size, the distribution is 46 percent Miami-Orlando, 32 percent Fort Lauderdale – Orlando and 21 percent West Palm Beach-Orlando.

TABLE 4-1 NUMBER OF TRIPS BY RESIDENCE AND OD PAIR

Place of Residence	OD Pair	Average Number of Trips
Miami	Miami - Orlando	0.76
Miami	Miami - West Palm Beach	1.23
Miami	Miami - Fort Lauderdale	3.62
Fort Lauderdale	Fort Lauderdale - Orlando	0.59
Fort Lauderdale	Fort Lauderdale - West Palm Beach	2.08
Fort Lauderdale	Fort Lauderdale - Miami	4.7
West Palm Beach	West Palm Beach - Orlando	0.49
West Palm Beach	West Palm Beach - Fort Lauderdale	3.11
West Palm Beach	West Palm Beach - Miami	1.31
Orlando	Orlando - West Palm Beach	0.6
Orlando	Orlando - Fort Lauderdale	0.91
Orlando	Orlando - Miami	1.11

***Opinion on Inter-City Rail*:** More than three-quarters of respondents indicated that they were at least somewhat in favor of the new service, with more than half indicating they strongly favored it. More than half of all respondents indicated that they had traveled on an intercity rail system and done so in the last year.

***Socioeconomic Characteristics*:** Respondents reported socioeconomic and demographic characteristics including age, gender, household size, household income, the number of working adults in the household, and the number of motor vehicles in the household. Both the median and the average age of respondents was 47, 54.3 percent female, with a median household income of $77,000.

4.3 Mode Choice Model Estimation

Data from the hypothetical choice experiments was evaluated using discrete choice analysis techniques to determine the factors driving mode choice decisions. The anticipated differences in travel behavior distinguished by travel distance (long and short-distance travel) and by trip purpose (business/non-business travel) required the iterative development and testing of four separate mode choice models.

4.3.1 Conceptual Overview

The basic concept driving discrete choice analysis is the idea of utility maximization. Utility in economics is described as the satisfaction an individual gains from the consumption of goods or services. Each alternative in a decision maker's choice set provides a level of utility that is both a function of the attributes specific to that alternative, as well as the decision maker's own characteristics.

The utility function derived for each alternative in a choice set is typically characterized by a linear combination of explanatory variables as shown below and will also generally comprise a constant term, often termed the alternative specific constant (ASC) or mode constant. The mode constant reflects the relative preference towards a given alternative among the set of choices available, after accounting for and holding the effects of the other variables in the utility function fixed. (The example below is for 3 competing modes—all modes relevant to each market were considered in our study).

$$U_{AAF} = ASC_{AAF} + (\beta_1 \times IVTT_{AAF}) + (\beta_2 \times OVTT_{AAF}) + (\beta_3 \times Cost_{AAF}) + \ldots \quad (1)$$
$$U_{AUTO} = ASC_{AUTO} + (\beta_1 \times IVTT_{AUTO}) + (\beta_2 \times OVTT_{AUTO}) + (\beta_3 \times Cost_{AUTO}) + \ldots \quad (2)$$
$$U_{AIR} = ASC_{AIR} + (\beta_1 \times IVTT_{AIR}) + (\beta_2 \times OVTT_{AIR}) + (\beta_3 \times Cost_{AIR}) + \ldots \quad (3)$$
$$U_{RAIL} = ASC_{RAIL} + (\beta_1 \times IVTT_{RAIL}) + (\beta_2 \times OVTT_{RAIL}) + (\beta_3 \times Cost_{RAIL}) + \ldots \quad (4)$$
$$U_{BUS} = ASC_{BUS} + (\beta_1 \times IVTT_{BUS}) + (\beta_2 \times OVTT_{BUS}) + (\beta_3 \times Cost_{BUS}) + \ldots \quad (5)$$

Where:

IVTT = In-Vehicle Travel Time

OVTT = Out-of-Vehicle Travel Time

The magnitudes of coefficients (β_1-β_3) which represent the relative importance of each modal attribute such as time and cost, are obtained by statistically evaluating the tradeoffs respondents from the SP survey made in

their hypothetical choice experiments. The estimated coefficients are interacted with actual values of modal attributes to calculate probabilities of each mode choice using the nested logit formulation shown below:

$$\text{Prob (Auto)} = \frac{e^{U_{auto}}}{e^{U_{auto}} + e^{(\theta_P \Gamma_P)}} \tag{6}$$

$$\text{Prob (Public)} = \frac{e^{(\theta_P \Gamma_P)}}{e^{U_{auto}} + e^{(\theta_P \Gamma_P)}} \tag{7}$$

Where:

- U = Utility equation for a given mode of travel (See equations 1-5)
- θ_P = Nesting coefficient ($0 < \theta_P < 1$)
- Γ_P = Public nest logsum

$$\Gamma_P = LN\left[e^{\left(\frac{U_{RAIL}}{\theta_P}\right)} + e^{\left(\frac{U_{BUS}}{\theta_P}\right)} + e^{\left(\frac{U_{AIR}}{\theta_P}\right)} + e^{\left(\frac{U_{AAF}}{\theta_P}\right)}\right] \tag{8}$$

And the conditional probability of choosing AAF (Brightline), Rail, Air or Bus given the selection of a public mode of travel is estimated using the general expression below:

$$\text{Prob (AAF | Public)} = \frac{e^{\left(\frac{U_{AAF}}{\theta_P}\right)}}{e^{\left(\frac{U_{RAIL}}{\theta_P}\right)} + e^{\left(\frac{U_{BUS}}{\theta_P}\right)} + e^{\left(\frac{U_{AIR}}{\theta_P}\right)} + e^{\left(\frac{U_{AAF}}{\theta_P}\right)}} \tag{9}$$

4.3.1.1 Value-of-Time

Value-of-time (VoT) is the estimated price an individual is willing to pay to save time on a given journey. This measure compares the estimated coefficients of travel time variables against the cost coefficient, and provides a useful summary metric to evaluate the conceptual consistency of an estimated model. The $/hr. VoTs represent the rate at which individuals are willing to substitute time and cost. This measure is typically calculated as the ratio of the travel time coefficient (converted from minutes to hours) to the cost coefficient as shown in equation 10.

$$VoT = \frac{\beta_{traveltime(utils/min)} \times 60_{(min/hour)}}{\beta_{cost(utils/\$)}} \tag{10}$$

The United States Department of Transportation (U.S. DOT) has provided guidelines for recommended values of time based on estimated hourly wages, trip length and trip purpose. The Louis Berger Team used these guidelines to estimate the corresponding set of anticipated VoT ranges specific to the income composition of the survey data collected (**Table 4-2**). These guidelines were used to evaluate the conceptual consistency of estimated models.

TABLE 4-2 U.S. DOT GUIDELINES

Category		Plausible VOT Range		
		Low	Middle	High
Local Travel	Non-Business	$6.97	$9.95	$11.94
	Business	$19.10	$23.87	$28.65
Intercity Travel	Non-Business	$12.06	$14.07	$18.09
	Business	$18.31	$22.89	$27.46

4.3.2 Summary of Model Estimation Process

The US DOT guidelines above point to distinct travel behaviors based on travel distance. Therefore, the Louis Berger Team estimated two separate sets of models for both the long and short-distance markets. Respondents who traveled from Central Florida (the region around Orlando) to Southeast Florida (West Palm Beach, Fort Lauderdale, or Miami) were categorized as long-distance travelers while respondents traveling within the Southeast Florida area were categorized as short-distance travelers.

4.3.2.1 Long Distance Model

Due to the relatively small sample size of business travelers, the Louis Berger Team estimated mode choice models using a pooled sample of both business and non-business traveler data while using interactions with a business travel categorical variables as the mechanism for segmentation by trip purpose. This approach allowed a direct comparison of the practical and statistical differences between business and non-business travelers, and thereby helped identified explanatory variables that should not be segmented by trip purpose, and that should remain common among both groups of travelers. The effect of household income on price sensitivity was accounted for by applying the same pooled data segmentation approach described above to statistically distinguish the response to cost across three broad income segment groups: low income (<$50,000), medium income ($50,000 - $100,000), and high income (>$100,000). **Figure 4-2** presents the nesting structure applied in model application while **Table 4-3** presents the corresponding model coefficients distinguished by trip purpose.

Table 4-4 provides a breakdown of household income segment groupings from the survey. These household income distributions were evaluated against and corroborated by an independent origin-destination (O-D) survey that was also conducted to support this ridership demand study.

FIGURE 4-2 LONG DISTANCE MODE CHOICE MODEL NESTED LOGIT STRUCTURE


Trip
Private Auto
Public Nest
Brightline
Air
Rail (Amtrak)
Bus

TABLE 4-3 LONG DISTANCE MODE CHOICE MODELS

Variable	Non-Business	Business
Alternative Specific Constants (ASC)		
AAF (Brightline)	0.00000	0.00000
Air	-0.43860	-0.22748
Rail	-0.46610	-0.17348
Bus	-0.88768	-0.99021
Private Auto	-0.21814	-0.12251
Rental Car	-1.88400	-1.41145
LOS Variables		
Access & Egress Time	-0.00396	-0.00559
Headway	-0.00098	-0.00152
In-Vehicle Travel Time (IVTT)	-0.00394	-0.00394
Cost - Low Inc (<$50,000) (2012 $ / 2016 $)	-0.01424 / -0.0136	-0.01424 / -0.0136
Cost - Medium Inc ($50,000-$100,000) (2012 $ / 2016 $)	-0.01263 / -0.0121	-0.00824 / -0.0079
Cost - High Inc (>$100,000) (2012 $ / 2016 $)	-0.01175 / -0.0112	-0.00542 / -0.0052
Nesting Coefficient θ	0.53179	0.53179
Implied IVTT VOT (2012 $/Hr / 2016 $/Hr)		
Low Inc (<$50,000)	$16.62 / $17.37	$16.62 / $17.37
Med Inc ($50,000-$100,000)	$18.74 / $19.58	$28.71 / $30.01
High Inc (>$100,000)	$20.13 / $21.05	$43.69 / $45.20

TABLE 4-4 HOUSEHOLD INCOME DISTRIBUTION

Income Group		Trip Purpose			
		Non-Business		Business	
Low Inc	<$25K	6.5%	27.1%	4.3%	11.3%
	$25-50K	20.6%		7.0%	
Med Inc	$50-75K	22.0%	43.9%	21.7%	48.7%
	$75-100K	21.9%		27.0%	
High Inc	$100-150K	18.6%	29.0%	24.3%	40.0%
	$150-200K	5.8%		9.6%	
	>$200K	4.5%		6.1%	

The statistical and practical similarities in IVTT coefficients across both travel segments comports with structural rationale that both sets of travelers have similar disutility of additional travel time but vary in their means or willingness to pay for a faster mode of travel. The results in **Table 4-3** however, show that long-distance business travelers have a higher disutility of access time relative to the non-business market segment.

With the exception of the lowest income segment, business travelers display a lower disutility of travel costs and this results in both higher and wider arrays of VoT when compared to the long-distance non-business travel market. The cost coefficients of these model specifications were modified to account for increases in the value of time since the 2012 survey date, based on CPI increases observed over that time period.

4.3.2.2 Short Distance Model

The pooled data approach used to estimate the long-distance models did not generate similar analytical advantages for the short-distance travel market and the Louis Berger Team therefore elected to estimate separate nested logit models for the business and non-business markets. **Figure 4-3** shows the nesting structure used to estimate the short-distance models while **Table 4-5** presents the corresponding model specifications.

FIGURE 4-3 SHORT DISTANCE MODE CHOICE MODEL NESTED LOGIT STRUCTURE


Trip
Private Auto
Public Nest
Brightline
Tri-Rail
Bus

TABLE 4-5 LONG DISTANCE MODE CHOICE MODELS

Variable	Non-Business	Business
Alternative Specific Constants (ASC)		
AAF (Brightline)	0.00000	0.00000
Rail	-0.22625	-0.21261
Bus	-0.61782	-0.84988
Private Auto	0.44180	0.58282
LOS Variables		
Access & Egress Time	-0.00932	-0.01352
Headway	-0.00207	-0.00403
In-Vehicle Travel Time (IVTT)	-0.00774	-0.01115
Cost (2012 $ / 2016 $)	-0.04022 / -0.0400	-0.04184 / -0.0385
Nesting Coefficient θ	0.33191	0.51709
Implied IVTT VOT (2012 $/Hr / 2016 $/Hr)	$11.54 / $12.07	$15.99 / $16.72
Implied Access/Egress VOT (2012 $/Hr / 2016 $/Hr)	$13.90 / $14.53	$19.39 / $20.27

As was the case in the long-distance models, business travelers display a relatively higher value-of-time for both in-vehicle and out-of-vehicle travel time. It should also be noted that following testing of several model specifications, the final agreed upon model did not segment the income effect on cost sensitivity as the resulting coefficient estimates were both insignificant at both practical and typical statistical terms. The cost coefficients of these model specifications were also modified to account for increases in the value of time since the 2012 survey date, based on CPI increases observed over that time period.

4.4 Travel Demand Model Development

The Louis Berger Team constructed a travel demand model to represent travel patterns of the Central and Southeast Florida regions as described in preceding sections. To operationalize the mode choice model the Louis Berger Team assembled a database of level of service information for each mode of travel. In-vehicle travel times, operating costs, fare costs, and station access times were developed for each origin and destination pair for each mode of travel. Using this level of service data, the nested mode choice model representing the travel behavior of each market segment was applied to the corresponding trip table to derive travel utilities and implied mode shares for all O-D pairs in both the long and short-distance travel markets. Adjustments to the mode constants were made to match predicted shares against the targets implied by trip table mode splits. Once calibrated, the adjusted model specifications were applied to a build scenario that included the Brightline service as an additional travel alternative. The difference between the build and no-build scenarios was used to estimate the diversions from existing modes and arrive at an initial estimate of Brightline ridership. The final ridership forecast also included an estimate of the potential induced ridership accruing to the introduction of Brightline service in the corridor.

4.4.1 Level of Service Assumptions

The Louis Berger team developed level of service (LOS) profiles for each of the intercity travel modes considered in this study. As outlined above, these LOS variables would be applied to the mode choice model equations described earlier to estimate travel utilities for each available mode. Given the structure of Louis Berger's mode choice models, the LOS variables of interest include the following:

- Private auto
  - In-Vehicle Travel Time
  - Out-of-pocket travel cost – includes cost of gas and tolls and is divided by number of vehicle occupants
- Public modes
  - Service headways (minutes)
  - Out-of-Vehicle Travel Time (OVTT) – includes access and egress travel time from stations and terminal time
  - In-Vehicle Travel Time (IVTT)
  - Fares
  - Access/egress costs
  -

4.4.1.1 Auto Level of Service Assumptions

Auto is the predominant mode of travel in the corridor and the level of service variables describe the trip lengths and costs that travelers typically encounter. Knowledge of typical travel times and costs is a factor in the traveler's choice of modes. Because of the relatively short-distances involved in the Southeast Florida market and the dominant position of this mode in the candidate travel market, Louis Berger took care to develop conservative assumptions for the level of service parameters so as not to overestimate the willingness of current auto travelers to switch to Brightline service.

4.4.1.1.1 Travel Time

For the short-distance Southeast Florida market, Louis Berger utilized travel time data extracted from the SERPM 6.7 model for the 2010 base year. The following steps were employed in the development of the travel time estimates.

- Zone-to-zone travel times for each of the 4,106 TAZs in the SERPM 6.7 were assembled for all trip purposes for peak and off-peak periods.
- The TAZ data base was clipped to exclude zones outside the catchment areas and limit the evaluation to only those trips and travel times between the catchment areas.
- SERPM TAZs were aggregated to the 398 analysis zones described in Section 2.10.
- Average (trip-weighted) zone-to-zone times were calculated for peak and off-peak periods for intercity journeys among the 398 zones.

Table 4-6 shows an example of the estimated average travel times for each city pair. The table shows that the off-peak uncongested times derived from SERPM are consistent with off-peak travel times from the Google

Maps service; and that the composite times fall between the map service estimates for peak and off-peak travel times. Louis Berger performed other spot checks of travel times and distances and found the dataset to be generally consistent with published map service estimates.

Table 4-6 also includes travel times for the long-distance travel market, these travel times were obtained by detailed inquiry using Google API. Louis Berger extracted zone to zone travel times from Google Maps using Google Maps API. These travel times were then evaluated against uncongested and congested times extracted from the Central Florida Regional Planning Model (CERPM) and the SERPM for validation.

TABLE 4-6 HIGHWAY TRAVEL TIMES

City Pair	Distance	Off-Peak (Uncongested) Travel Time	AM Travel Time	PM Travel Time
West Palm Beach - Miami	73 mi	91	93	99
West Palm Beach - Fort Lauderdale	46 mi	60	61	65
Fort Lauderdale - Miami	32 mi	44	45	48
Orlando – Miami	241 mi	216	221	222
Orlando – Fort Lauderdale	216 mi	194	196	197
Orlando – West Palm Beach	179 mi	170	172	173

Source: Louis Berger analysis of data from Google Maps API, 2017

4.4.1.1.2 Travel Costs

Given the large size of the intercity auto market, an important aspect in the development of the forecast is the identification of a sound assumptions for out-of-pocket auto operating costs, which are based in large part on fuel prices. Louis Berger reviewed the latest EIA *Annual Energy Outlook* (2017). This outlook provides the latest U.S. average gasoline pump price projection. **Figure 4-4** shows the 2017 projection for long term gas prices most appropriate for use in the model. The 2040 projections are $3.90 for the reference case, $2.61 for the low case, and $5.04 for the high case.

FIGURE 4-4 EIA GAS PRICES (2016 $ PER GALLON)



$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
1990
2000
2010
2020
2030
2040
2050
2060
History
Reference Case
High Oil Price Case
Low Oil Price Case

The Louis Berger Team also conducted a detailed review of potential toll costs incurred by auto users in the Brightline service travel corridor. Based on the various O-D pairs, the Louis Berger Team compiled an estimate of toll costs based on published rates obtained from the Florida Turnpike. **Table 4-7** provides the resulting estimate of toll costs represented in per mile terms for each of the major movements in the corridor. These results were incorporated into the travel demand model calculations for auto travel utility.

TABLE 4-7 PER MILE TOLL COSTS, BRIGHTLINE STUDY AREA (2016 $)

	Distance (miles)	Avg Cost $/Mile
Orlando - W. Palm Beach	171	0.063
Orlando - Ft. Lauderdale	213	0.068
Orlando - Miami	236	0.084
W. Palm Beach - Ft. Lauderdale	53	0.069
W. Palm Beach - Miami	72	0.138

4.4.1.2 Bus Level of Service Assumptions

Louis Berger reviewed bus schedules of key players in the Florida intercity bus market (Greyhound, Megabus, and Red Coach). **Tables 4-8** and **4-9** represent the travel time, service frequency and travel cost assumptions applied to both business and non-business travel in the ridership model. Red Coach bus schedules and costs were used to represent the intercity bus mode choice parameters for long-distance business travelers, while both Greyhound and Megabus schedules were used to populate the parameters for non-business travel.

TABLE 4-8 LONG-DISTANCE BUS ASSUMPTIONS (BUSINESS)

Level of Service Parameter	Orlando–Miami	Orlando – Fort Lauderdale	Orlando – West Palm Beach
In Vehicle Travel Time *(minutes)*	233	190	148
Fare Cost *(2016$)*	$40.33	$40.33	$40.33
Headway *(minutes)*	190	190	190

TABLE 4-9 LONG-DISTANCE BUS ASSUMPTIONS (NON-BUSINESS)

Level of Service Parameter	Orlando–Miami	Orlando – Fort Lauderdale	Orlando – West Palm Beach
In Vehicle Travel Time *(minutes)*	370	320	305
Fare Cost *(2016$)*	$17.50	$17.50	$24.40
Headway *(minutes)*	95	95	228

In Southeast Florida, several private services provide connections between Miami and West Palm Beach with prices ranging from $18 to $25 for a one-way trip. Broward County Transit provides express bus service from Fort Lauderdale and key locations in suburban Broward to Miami. This service is relatively inexpensive at $5.00 for a full fare one-way ticket and is comparable to the Tri-Rail fare. To represent the current bus market in the mode choice model, Louis Berger assumed the service parameters for each city pair presented in **Table 4-10**.

TABLE 4-10 SHORT DISTANCE BUS ASSUMPTIONS

Level of Service Parameter	WPB – Miami	WPB – Fort Lauderdale	Fort Lauderdale – Miami
In Vehicle Travel Time *(minutes)*	100	65	60
Fare Cost *(2016$)*	$23.00	$20.00	$5.00
Headway *(minutes)*	120	210	60

4.4.1.3 Existing Rail Level of Service Assumptions

Louis Berger reviewed Amtrak schedules to obtain assumptions regarding long-distance rail travel and these are presented in **Table 4-11** while short-distance rail assumptions were obtained from TriRail schedules and are presented in **Table 4-12**.

TABLE 4-11 LONG DISTANCE RAIL ASSUMPTIONS

Level of Service Parameter	Orlando– Miami	Orlando – Fort Lauderdale	Orlando – West Palm Beach
In Vehicle Travel Time *(minutes)*	397	348	290
Headway *(minutes)*	570	570	570
Fare Cost Non-Business*(2016$)*	$46.00	$42.00	$33.00
Fare Cost Business *(2016$)*	$169.00	$165.00	$156.00

TABLE 4-12 SHORT DISTANCE RAIL ASSUMPTIONS

Level of Service Parameter	WPB – Miami	WPB – Fort Lauderdale	Fort Lauderdale – Miami
In Vehicle Travel Time *(minutes)*	98	60	43
Fare Cost *(2016$)*	$6.90	$6.25	$5.00
Headway *(minutes)*	45	45	45

4.4.1.4 Air Level of Service Assumptions

Air travel between Orlando and Fort Lauderdale and Miami is a small but active component of the travel market. To determine level of service parameters, Louis Berger evaluated published schedules and obtained one-way fare data by analyzing reported costs from the FAA 10 percent ticket sample. The resulting assumptions are presented in **Table 4-13**.

TABLE 4-13 AIR TRAVEL ASSUMPTIONS

Level of Service Parameter	Orlando– Miami	Orlando – Fort Lauderdale	Orlando – West Palm Beach
In Vehicle Travel Time *(minutes)*	70	74	N/A
Fare Cost *(2016$)*	$175	$60	-
Headway *(minutes)*	142	228	-

4.4.1.5 Brightline Service Assumptions

In general, the Brightline service is planned to run hourly in each direction, operating from the early morning to the late evening. The current plan is to operate on average 32 trains per day, with 16 operating southbound and 16 northbound. Over the course of each year this translates to approximately 11,700 total train operations.

In Phase 1, the weekday schedule will begin early in the morning to serve the business and commuter travelers with a 6:00am southbound departing from West Palm Beach and 6:20am northbound departing from Miami with service extending to approximately 10:00pm or 11:00pm each evening. On weekends, the schedule will likely shift to slightly later start each morning with a corresponding change each evening to accommodate the greater percentage of leisure and event travelers. As demand patterns emerge during actual service, adjustments to this schedule can be accommodated and Brightline has appropriately invested in sufficient rolling stock capacity to allow for these adjustments.

As Phase 2 comes online the weekday and weekend schedules with hourly service throughout each day will be maintained, again with earlier starts on weekdays. Minor adjustments in departure times may be required to integrate with additional stop in Orlando and there will likely be southbound originations from both West Palm Beach and Orlando each day.
Based on this proposed running schedule, the Louis Berger Team developed the following assumptions for Brightline service characteristics.

TABLE 4-14 BRIGHTLINE SERVICE ASSUMPTIONS

Level of Service Parameter	Orlando–Miami	Orlando – Ft Lauderdale	Orlando – WPB	WPB – Miami	WPB – Ft Lauderdale	Ft Lauderdale – Miami
In Vehicle Travel Time (minutes)	195	163	127	65	34	24
Fare Cost – Business (2016$)	$124.14	$112.04	$99.94	$57.34	$36.73	$36.73
Fare Cost – Non-Business (2016$)	$88.67	$80.03	$71.39	$40.78	$26.25	$26.25
Headway (minutes)	60	60	60	60	60	60

4.4.1.6 Station Access and Egress

Through analysis of relevant data from the SP survey, Louis Berger confirmed that travelers place a higher value on the time it takes to access a public mode of travel (out of vehicle travel time -OVTT) than an equivalent amount of time spent traveling on board that mode (in-vehicle travel time - IVTT). Because OVTT is an important parameter in mode choice, Louis Berger took care in developing assumptions for access and egress from Brightline stations and other public modes of transport in the region. The steps in determining OVTT estimates for Brightline, Amtrak, Air travel, commuter rail, and bus are outlined below along with key assumptions.

- Consistent with the process for developing zone-to-zone times for highway auto travel (see Section 4.4.1.1.1) in the Short-Distance Market, Louis Berger assembled travel times from each of the 4,106 TAZs in the SERPM 6.7 to each TAZ containing a proposed Brightline Station or existing Tri-Rail Station. Bus locations were assumed to be the same as Brightline station zones and Tri-Rail station zones. This data extraction was done for peak and off-peak time periods.
- As with the highway dataset, the TAZ data base was clipped to exclude zones outside the catchment areas and then SERPM TAZs were aggregated to the Brightline model analysis zones.
- A terminal time of 15 minutes for Brightline and other modes with the exception of 75 minutes applied to air travel to account for additional security checks.
- Egress times, representing the journey from the arrival station to the ultimate destination zone were also estimated and a single parameter representing access time, terminal time, and egress time was calculated for each zone pair.

The cost of station access was also calculated for all public modes of travel and **Table 4-15** provides the calculation of access and egress costs based on the average access and egress distance, and that also takes into account the various modes of station access. The resulting average cost of $11.15 was normalized by average access/egress distance and divided by travel party size to obtain per mile cost for each estimated travel party.

TABLE 4-15 ACCESS/EGRESS COST ASSUMPTIONS

Station Access Mode	% Utilization	Cost (per travel party)	Weighted Cost
Private Auto (Operating Cost)	35%	$1.89	$0.66
Private Auto (Parking Cost)	35%	$11.00	$3.85
Private Auto (Total Cost)	35%	$12.89	$4.51
Drop-off by Private Auto	15%	-	$0.00
Taxi/TNC	10%	$64.85	$6.48
Transit	20%	$4.25	$0.85
Walk / Shuttle / Other	20%	-	$0.00
Total	100%		**$11.85**

4.4.2 Model Calibration

The coefficients from the model estimation phase represent the statistical estimates of mode choice behavior recorded from the SP survey, but still require calibration to observed mode-choice behavior before they can be used to predict expected Brightline ridership. The trip attribute data for each individual mode described in the previous section was applied to the mode choice model's level-of-service variable coefficients (e.g. in-vehicle travel time, access/egress travel time, total trip costs etc.) for the 2016 base year and the resulting mode splits were compared against expected mode share estimates based on current observations of mode splits.

In keeping with best practice in mode choice forecasting, adjustments were made to the Alternative Specific Constants (referred to commonly as ASC or mode constants) of existing modes of travel (Auto, Rail, Bus, and Air) in order to align the predicted and observed mode shares—calibrating the model. Once the predicted and observed mode shares were achieved for existing modes of travel, the study then made the appropriate adjustments to the ASC for Brightline in the models. These adjustments were made to ensure a reasonable ordinal ranking of mode constant preferences across all modes available (i.e., maintain the preference for AAF expressed in the survey relative to the existing public modes); and also to ensure reasonable rates of AAF market capture based on examination of other similar intercity travel systems and markets in the United States. A review of the literature on calibration reveals varying treatments for the adjustment of mode constants for new services, including benchmarking to comparable modes.

Forecasts for new rail service in the U.S. and abroad often seek to benchmark the rail service against air travel given the amenities, similarities in access/egress attributes, and overall travel time (factoring in the security and terminal wait time of modern air travel). When making adjustments to the Brightline mode constant during the calibration process, the study team used the ASC for Air as a benchmark to ensure that the preference for Brightline relative to air travel that was observed in the responses to the SP survey, was preserved through the calibration process. During calibration, the magnitude of the Brightline mode constant adjustment in the long-distance non-business mode choice model was made in direct proportion to the calibration adjustment for the Air ASC. The mode constant adjustment for business travel was set at approximately 25 percent the adjustment applied to calibrate business market air travel volumes, while the mode constant adjustment for non-business travel was set at approximately 50 percent the non-business air travel market adjustment.

The calibration of ASCs for the short distance travel market were indexed relative to the adjustments made to both commuter rail and intercity bus travel in this region. Adjustments were also made to ensure logical relationships in market share capture across the three short distance intercity travel markets. For business travel, no mode constant adjustment was made for the West Palm Beach to Miami segment, while 50 percent and 55 percent of the average adjustment in the rail and bus markets were applied to the West Palm Beach to Fort Lauderdale and Fort Lauderdale to Miami legs respectively. The corresponding adjustments to the non-business market segments for each of the three legs of the short distance market were 55 percent of the rail/bus adjustment for the West Palm Beach to Miami segment, and 80 percent for both West Palm Beach to Fort Lauderdale and Fort Lauderdale to Miami legs respectively.

Overall, the calibration process resulted in a small increase in the preference for auto travel relative to the other modes, and decreases in the preference existing public modes: Air, Bus, and existing Rail. By benchmarking the adjustment in Brightline mode constant to that for existing air travel, a comparable premium travel mode, the overall preference for auto versus public modes in the mode choice model is preserved. This maintains consistency with the findings of the survey, which indicates that although Brightline will be an attractive choice for many travelers, and a complementary addition to the air travel option, automobiles will continue to be the predominant mode for long-distance intercity travel into the future.

4.4.3 Induced Ridership

Introduction of a new mode of travel, particularly premium rail service which is more convenient and improves travel time, can often encourage travelers to make trips they may not have made in the absence of the new service. Previous studies have found that the introduction of intercity rail service can result in levels of induced travel ranging from 5 percent to 30 percent. The highest levels of induced travel have been observed on high speed rail services serving multiple markets over distances of 200 to 500 miles.

With the full implementation of Brightline service from Miami to Orlando, Louis Berger expects substantial opportunity for induced travel. The full service will result in a measurable reduction in the overall generalized cost of travel and Louis Berger used the general cost of travel principle to estimate the change in travel impedances that result from the introduction of the Brightline service between Miami and Orlando. Variants of the generalized cost approach are often used for induced travel estimates including a recent study of proposed high-speed rail conducted for the State of California.

Assuming the total number of trips (T) generated between a given O-D pair is a function of both socioeconomic/demographic factors (SED), as well as a measure of travel impedance – characterized by the generalized cost or utility of travel (U), as shown in the equation 12:

$$T = SED * Ucomp \qquad (11)$$

Where:

SED = the socioeconomic/demographic factors characterizing both the origin and destination
Ucomp = generalized utility of travel between the origin and destination

And:

$$Ucomp = LN(expUauto + expUair + expUrail + expUbus + \ldots) \qquad (12)$$

$$\text{Induced Trips} = \text{Total Trips with Brightline } (T_A) - \text{Total Trips before Brightline } (T_B) \qquad (13)$$

This induced trip methodology generates an incremental change in trip volumes that applies to all modes available. Based on equation 1, the total travel before and after Brightline introduction are estimated as follows:

$$T_B = SED * U_{compB}$$
$$T_A = SED * U_{compA}$$

Holding the SED factors constant, the percentage increase induced demand in travel can therefore be expresses entirely in terms of changes in the generalized cost as shown in equation 14.

$$\text{Induced Demand \%} = (U_{compA} - U_{compB})/U_{compB} \qquad (14)$$

5.0 Brightline Ridership and Revenue Forecast

The significant time savings, frequent service, and reliability that Brightline provides has substantial potential to generate ridership and fare revenue. To determine the overall level of this potential, Louis Berger prepared annual Base Case forecasts for future operations with a focus on three time periods: 2018, the first year of revenue service; 2023, the first stabilized year after ramp-up; and 2040, the forecast horizon year. This section presents the results of these forecasts with reporting on market share, source of Brightline ridership, segment loading, and other performance metrics. Forecast results are benchmarked to previous study efforts where possible, and the findings of the revenue optimization and forecast sensitivity analysis are also presented.

5.1 Overall Level of Ridership and Revenue

The mode choice modeling tool and network information described in Section 4 allow Louis Berger to compare the travel time, access, and cost attributes of competing modes of travel against the origin and destination patterns of travelers. Responses to the stated preference survey indicate travelers' willingness to pay for travel time savings and their overall preference for mode of travel. This information formed the basis for a mode choice model which was calibrated to existing patterns of travel behavior without Brightline. Further analysis of the survey data allowed us to account for Brightline as a new mode of travel and recognize the premium level of service it will provide relative to the existing modes. Given the known attributes of the existing modes serving the corridor, the size of the overall travel market, and the attributes of service to be offered by Brightline, Louis Berger used the mode choice model to estimate the proportion of travelers that will choose Brightline for trips between Southeast Florida and Orlando, as well as for trips within Southeast Florida. The forecast also includes an estimate of the extent to which Brightline will generate new travel demand based on the new level of connectivity it provides and the marketing efforts to be conducted by the operators. **Figure 5-1** displays the forecast ridership results, in aggregate annual values, for Brightline service. Riders represent passengers making a one-way trip on Brightline, with a round trip generating two riders.

In 2023, the number of riders on Brightline is expected to total approximately 6.6 million. This volume of riders, about 18,120 per day, includes riders who now travel by other modes, but would find Brightline more desirable than auto, rail, and bus services now connecting the cities. As travel demand in the corridor grows, Louis Berger projects that ridership will grow to over 9.53 million riders in 2040. Due to the various components of the ridership forecast, the overall growth in the number of riders on Brightline is expected to average 2.2 percent per year once demand reaches stabilized state, ahead of the growth in population and employment within Southeast Florida and Central Florida, but slower than the anticipated growth in airline and turnpike trips between the two regions.

FIGURE 5-1 BRIGHTLINE ANNUAL RIDERSHIP FORECAST – BASE CASE


11,000,000
10,000,000
9,000,000
8,000,000
7,000,000
6,000,000
5,000,000
4,000,000
3,000,000
2,000,000
1,000,000
-
Ridership
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030
2031
2032
2033
2034
2035
2036
2037
2038
2039
2040
Year

Source: Louis Berger, 2017

Fares applied in the ridership revenue calculation are distinguished by station origin and destination pair and market segment (business and non-business). Average distance-based fares for the short-distance market range from $17 to $45, and $69 to $96 for the long-distance market (2016 dollars). Brightline operations can be expected to generate total farebox revenues just over $399 million (2016 dollars) in 2023, the first stabilized year after ramp-up as indicated in **Figure 5-2**.

FIGURE 5-2 BRIGHTLINE ANNUAL REVENUE FORECAST – BASE CASE


$700,000,000
$600,000,000
$500,000,000
$400,000,000
$300,000,000
$200,000,000
$100,000,000
$0
Fare Revenue (2016 $)
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030
2031
2032
2033
2034
2035
2036
2037
2038
2039
2040
Year

Source: Louis Berger, 2017

5.1.1 Ramp-Up

As shown in the forecast charts presented above, we expect ridership and revenue for the initial years of Brightline to start at relatively low levels and grow to a stabilized volume after two years of operation for each segment. This reflects Louis Berger's "ramp-up" assumption, a period of time during which ridership is building up to long-term forecast levels as travelers become acquainted with the new rail service and adjust their trip-making habits. During 2017, management has made substantial investment in marketing, pre-launch ticket sales, and corporate block sales prior to the anticipated commencement of revenue service in the first quarter of 2018. Management also intends to implement reduced price fares during an introductory period following the beginning of revenue service for each segment (see discussion in Section 5.2), it should also be noted that South Segment service will have been in operation for three years upon commencement of service between Southeast Florida and Orlando. Given these plans, for the short-distance trips, Louis Berger assumed a two calendar year ramp-up period: ridership volumes for 2018 are 40 percent of forecasted volumes, and 80 percent forecasted volumes in 2019. For the long-distance trips, Louis Berger assumed a two calendar year ramp-up period: ridership volumes for 2021 are 40 percent of forecasted volumes and 80 percent of forecasted volumes in 2022. The forecasts include the assumption that management will implement the stepped fare structure noted in Section 5.2, below, and that short-distance rail service will be operational in the first quarter of 2018, and long-distance revenue service will begin in first quarter of 2021. The full service will reach stabilized volumes by 2023.

There are no set standards for ramp-up assumptions in passenger rail forecasting and few direct comparables in the U.S. to the Brightline service. However, the Acela and the Euro Star, both comparable systems to Brightline, experienced substantial adoption levels in their initial years of operation, as shown in **Table 5-1** below. . In terms of prior studies for rail in Florida, FOX Florida High Speed Rail Ridership study (1998) assumed a three-year ramp-up at 40 percent, 60 percent, and 90 percent. The Florida High Speed Rail Authority Orlando-Miami Planning Study (2002) assumed a two year ramp-up at 50 percent and 75 percent of forecasted volumes.

Table 5-1 Ramp-up Comparisons

Ramp-Up Period	Eurostar	Amtrak Acela	Brightline
Year 1	32%	52%	40%
Year 2	53%	72%	80%
Year 3	88%	92%	100%

Source: Global Mass Transit Research, Eurostar: Restructuring, expansion and rolling stock procurement, December 1, 2014; Amtrak Annual Reports and Consolidated Financial Statements, FY 2000-2012.

5.1.2 Methodological Overview

As indicated in the introduction to this section, the ridership and revenue forecasts are based on state-of-the-practice mode choice modeling techniques used to evaluate how the introduction of Brightline service will influence travel choices in the market. The mode choice tool and network information allow Louis Berger to develop a head-to-head comparison of Brightline with existing modes of travel based on the travel time and cost of each mode, and the origin and destination patterns of travelers. Given the location and preferences of travelers, the forecast estimates Brightline's capture of the overall travel market, which is a key element of overall ridership and revenue potential.

The ridership and revenue results presented were developed using fare plans from All Aboard Florida Operations, LLC, which were developed based on Brightline market pricing research. These fares were inputs into an evaluation of the short- and long-distance travel demand markets using the network model, which in turn generated the ridership and revenue estimates.

The following subsections will address each of these distinct elements as well as other relevant details regarding the forecasts presented.

5.2 Fare Revenue Estimation

Brightline fares assumed in the modeling process were provided by All Aboard Florida Operations, LLC. All fares for Brightline and all costs for competing modes were fixed in real terms. The fare structure and levels were developed by All Aboard Florida Operations, LLC based on the findings in the 2012 Stated Preference Survey as well as the Pricing Research Survey conducted by Integrated Insights. Fares differ by time of day and day of week. Brightline offers economy fares (referred to as "Smart") and premium fares (referred to as "Select"). **Table 5-2** shows the selected average fares for the Smart class, while **Table 5-3** shows the selected average fares for the Select class. Both tables are presented in 2016 dollars. For short-distance trips, fares are kept flat in real terms after 2019, while for long-distance trips, fares are kept flat in real terms after 2022.

TABLE 5-2 AVERAGE FARES (SMART CLASS), 2016 $

City Pair	2018	2019	2020	2021	2022	2023
WPB-FTL	$21.34	$26.25	$26.25	$26.25	$26.25	$26.25
WPB-MIA	$33.94	$40.78	$40.78	$40.78	$40.78	$40.78
FTL-MIA	$21.34	$26.25	$26.25	$26.25	$26.25	$26.25
ORL-WPB	-	-	-	$68.42	$71.39	$71.39
ORL-FTL	-	-	-	$77.13	$80.03	$80.03
ORL-MIA	-	-	-	$85.84	$88.67	$88.67

Source: All Aboard Florida Operations, LLC, 2017

TABLE 5-3 AVERAGE FARES (SELECT CLASS), 2016 $

City Pair	2018	2019	2020	2021	2022	2023
WPB-FTL	$31.32	$36.73	$36.73	$36.73	$36.73	$36.73
WPB-MIA	$49.90	$57.34	$57.34	$57.34	$57.34	$57.34
FTL-MIA	$31.32	$36.73	$36.73	$36.73	$36.73	$36.73
ORL-WPB	-	-	-	$95.78	$99.94	$99.94
ORL-FTL	-	-	-	$107.98	$112.04	$112.04
ORL-MIA	-	-	-	$120.17	$124.14	$124.14

Source: All Aboard Florida Operations, LLC, 2017

In comparison to fares from Amtrak's Northeast Corridor, the premium service Brightline per mile rates for the long-distance market are noticeably lower than comparable Amtrak fares for similar travel distances. **Figure 5-3** plots both the Brightline Smart and Select per-mile fares and includes the Acela and Regional Amtrak fares. The data indicates that that the Brightline fares for business travel lie close to the Amtrak Regional Service fares over comparable distances, and are far lower than the fares observed on Amtrak Acela service that offers amenities that more closely correspond to the premium service features envisioned for Brightline service.

FIGURE 5-3 COMPARISON OF BRIGHTLINE FARES TO AMTRAK NORTHEAST CORRIDOR FARE RATES


$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
0
50
100
150
200
250
300
City Pair Fare/Mile ($ / mile, 2016 $)
City Pair Distance (Miles)
Amtrak Acela
Amtrak Regional
AAF Select
AAF Smart
Acela Trend
Regional Trend
Log. (AAF Select)
Log. (AAF Smart)

Source: Louis Berger, 2017

5.3 Network Model Ridership & Revenue Forecasts

Louis Berger conducted a detailed analysis of potential ridership using the network model. Details of this analysis are presented in this section.

5.3.1 Market Capture and Compatibility with Existing Modes of Travel

The central station locations offered by Brightline will allow the railroad to provide an alternative source of transportation for travelers with origins or destinations near the urban cores of the three major cities in Southeast Florida and near major activity centers in Central Florida. The network model forecast shows that the addition of the Brightline service will complement the existing modes of travel between these core locations. Using the fares discussed in Section 5.2, the network model generated ridership forecasts that totaled approximately 3,534,000 in 2022, growing to 5,723,900 in 2040 for the long-distance travel market, and a 2023 ridership estimate of 3,079,000 for the short-distance travel market that grows to 3,808,200 in 2040. The estimated Brightline mode shares and market capture rates in 2023 following the introduction and ramp-up of the Brightline service are presented the figures below.

FIGURE 5-4 LONG-DISTANCE TRAVEL NETWORK MODEL MARKET SHARES, 2023


89.6%
9.9%
Brightline
Air
Other Rail
Bus
Auto
Bus: 0.2%
Air: 0.2%
Other Rail: <0.1%

Source: LB, 2017.

TABLE 5-4 LONG-DISTANCE TRAVEL NETWORK MODEL MARKET SHARES BY CITY PAIR, 2023

	Brightline	Air	Rail (Amtrak)	Bus	Auto
Central Florida – WPB	10.80%	0.00%	0.03%	0.13%	89.05%
Central Florida – Broward	9.65%	0.73%	0.02%	0.23%	89.37%
Central Florida – Miami	8.92%	0.11%	0.02%	0.23%	90.73%
TOTAL	9.92%	0.24%	0.02%	0.19%	89.64%

Source: Louis Berger, 2017

Figure 5-5 indicates that after the initial ramp up period, Brightline will serve approximately 9.9 percent of the travel market between Southeast Florida and Central Florida. The network model shows that while auto travel along the turnpike and I-95 will be the predominant mode used by many travelers given their origin and destinations, preferences, or need for a vehicle en route or at their destination, Brightline will provide a convenient and attractive alternative for a key segment of the market.

Brightline service will provide a particularly vital addition to the public modes of travel (air, bus, and rail) which currently do not offer the frequency or capacity that Brightline will provide. Before the introduction of Brightline service the public modes of travel accounted for less than 2.0 percent of the overall travel market between Southeast Florida and Central Florida, with auto travel accounting for the remaining 98.0 percent. After Brightline achieves its stabilized ridership pattern, the public share of the market is expected to rise to 10.4 percent, reducing the auto share to 89.6 percent.

Brightline is expected to attract between 72 percent and 83 percent of users currently traveling by air, rail, or bus (see **Figure 5-7**). When added together, travelers drawn from public modes of travel will account for 14.3 percent of Brightline ridership (5.8 percent Air, 1.1 percent existing rail, and 7.4 percent bus, see **Figure 5-6**).

Brightline will attract about 9 percent of travelers who would otherwise have used private autos. These former auto users are expected to make up 79 percent of total Brightline long-distance ridership.

As shown in **Figure 5-6**, Brightline service linking Southeast Florida and Central Florida will draw most of its ridership from travelers that would have otherwise used a private auto or existing public modes of travel for their trip. New trips, prompted by the convenience and travel time savings that Brightline will introduce to the market will make up 6.4 percent of total Brightline ridership after ramp-up. The sources and characteristics of induced travel are described in more detail in Section 4.4.3.

FIGURE 5-5 SHARE OF BRIGHTLINE RIDERSHIP BY SOURCE (LONG-DISTANCE)


1.1%
7.4%
5.8%
6.4%
79.3%
Induced
Air
Other Rail
Bus
Auto

Source: Louis Berger, 2017.

FIGURE 5-6 BRIGHTLINE RIDERSHIP MARKET DRAW BY SOURCE (LONG-DISTANCE)


90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
72%
83%
81%
9%
Air
Rail
Bus
Auto

Source: Louis Berger, 2017.

Figure 5-7 and **Figure 5-8** show the percentage of person trips that switched to Brightline from existing modes by trip purpose and by time of day. The data indicates that for the long-distance market, a greater percentage of business travelers switched to Brightline and that, overall, passengers traveling at all times of day switched to Brightline by roughly the same percentage.

FIGURE 5-7 PERCENTAGE SWITCH TO BRIGHTLINE FROM EXISTING MODES BY TRIP PURPOSE, 2023


Business
16.6%
Leisure
9.0%
0.0%
2.0%
4.0%
6.0%
8.0%
10.0%
12.0%
14.0%
16.0%
18.0%

Source: Louis Berger, 2017.

FIGURE 5-8 PERCENTAGE SWITCH TO BRIGHTLINE FROM EXISTING MODES BY TIME OF DAY, 2023


AM (06:00-09:00)
9.8%
Midday (09:00-15:00)
9.9%
PM (15:00-19:00)
10.0%
NT (Evening and Early AM)
9.9%
8.0%
8.5%
9.0%
9.5%
10.0%
10.5%

Source: Louis Berger, 2017.

The long-distance market mode choice models incorporated income considerations, which allow us to understand how many person trips are switching to Brightline from existing modes by income segment. Roughly the same percentage of person trips switched to Brightline from each income bracket: 8% for incomes less than $50,000; 10% for incomes between $50,000 and $100,000; and 11% for incomes above $100,000.

Short Distance Market

Figure 5-9 indicates Brightline will again contribute to the public modes of travel (bus and rail service currently provided by Tri-Rail). After the initial ramp up period, Brightline will serve approximately 0.74 percent of the travel market within Southeast Florida – bringing the total market share served by public transit to 0.95 percent. **Table 5-5** shows that Brightline market share is anticipated to be highest for travel between Miami and West Palm Beach, approximately 2.1 percent, and lowest for Miami to Fort Lauderdale, where the short distances involved favor auto travel. Prior to the introduction of Brightline service, public transit will comprise approximately 0.5 percent of the total travel market within Southeast Florida. The smaller Brightline market share keeps in line with expectations of public transit market share over short distances.

Figures 5-10 and **Figures 5-11** shows that the largest proportion of Brightline riders in the Short Distance travel market will be drawn from auto travelers. Louis Berger anticipates that in 2023, 57.3 percent of Brightline riders traveling between Miami, Fort Lauderdale, and West Palm Beach will be travelers who, without the Brightline service, would have made their journey by car. Although auto is substantial source of Brightline ridership, less than 1 percent of overall auto volume traveling between the three key cities in SEF is diverted to Brightline. This is consistent with the limited number of station locations and the focus of Brightline service on capturing city center to city center travel.

FIGURE 5-9 SHARE OF BRIGHTLINE RIDERSHIP BY SOURCE (SHORT-DISTANCE), 2023


Auto: 99.05%
Brightline
Other Rail
Bus
Auto
Brightline: 0.74%
Bus: 0.11%
Other Rail: 0.10%

Source: LB, 2017.

TABLE 5-5 SHORT-DISTANCE TRAVEL NETWORK MODEL MARKET SHARES BY CITY PAIR, 2023

	Brightline	Auto	Rail (Tri-Rail)	Bus
Miami – WPB	2.10%	97.54%	0.28%	0.08%
WPB – Ft. Lauderdale	0.70%	99.22%	0.06%	0.02%
Ft. Lauderdale – Miami	0.61%	99.11%	0.11%	0.17%
TOTAL	0.74%	99.05%	0.10%	0.11%

Source: Louis Berger, 2017

FIGURE 5-10 SHARE OF BRIGHTLINE RIDERSHIP BY SOURCE (SHORT-DISTANCE)


1.9%
18.0%
22.9%
57.3%
Bus
Rail
Auto
Induced

Source: LB, 2017.

FIGURE 5-11 BRIGHTLINE RIDERSHIP MARKET DRAW BY SOURCE (LONG-DISTANCE)


70%
60%
50%
40%
30%
20%
10%
0%
56%
63%
<1%
Bus
Rail
Auto

Source: Louis Berger, 2017.

The proportion of riders on Brightline drawn from bus services is expected to amount to approximately 18 percent. This represents a diversion of 56 percent of bus travel serving the centers of the three cities. Brightline service is expected to draw approximately 23% of its ridership from existing Tri-Rail service. This represents a diversion of 63 percent of Tri-Rail travel serving the centers of the three cities.

Figure 5-12 and **Figure 5-13** show the percentage of person trips that switched to Brightline from existing modes by trip purpose and by time of day. The data indicates that for the short-distance market, a slightly greater percentage of business travelers switched to Brightline and that, overall, passengers traveling at all times of day switched to Brightline by roughly the same percentage.

FIGURE 5-12 PERCENTAGE SWITCH TO BRIGHTLINE FROM EXISTING MODES BY TRIP PURPOSE, 2023


Business
1.1%
Leisure
0.7%
0.0%
0.2%
0.4%
0.6%
0.8%
1.0%
1.2%

Source: Louis Berger, 2017.

FIGURE 5-13 PERCENTAGE SWITCH TO BRIGHTLINE FROM EXISTING MODES BY TIME OF DAY, 2023


AM (06:00-09:00)
0.7%
Off-Peak (Midday and Evening)
0.7%
PM (15:00-19:00)
0.8%
0.0%
0.1%
0.2%
0.3%
0.4%
0.5%
0.6%
0.7%
0.8%
0.9%

Source: Louis Berger, 2017.

5.4 Overall Forecast Summary

In addition to the metrics presented above, two key components of the forecast are discussed below: a comparison of the Brightline forecast growth compared to other travel modes; a summary of boardings and alightings for the system.

5.4.1 Forecast Growth Comparison

Brightline Ridership performance into the future was estimated by determining the outlook for growth in the intercity travel market between Central and Southeast Florida.

The average annual forecast growth rate for Brightline ridership from the first stabilized year (2023) through 2040 is 2.2 percent. This level of growth is higher than growth in population and employment observed in from 2000 to 2010 (at 1.7 percent and 1.5 percent per year respectively), but is also lower than the corresponding estimates of growth in both Turnpike auto trips and air passenger traffic. **Figure 5-10** shows that both the Florida Turnpike and travel by air which saw growth above 3 percent per year in the last ten years.

FIGURE 5-14 COMPARISON OF BRIGHTLINE FORECAST GROWTH RATES


Airline Enplanements
4.8%
Turnpike Trips
3.0%
Brightline Ridership Forecast
2.2%
Population
1.7%
Employment
1.5%
Household Income
0.3%
0.0%
1.0%
2.0%
3.0%
4.0%
5.0%
6.0%

Source: Louis Berger, 2017

5.5 Segment Loading and Boardings & Alightings

The overall ridership and revenue forecast totals summarized in Section 5.1 are based on forecast estimates of travel between station pairs between Southeast Florida and Central Florida. **Table 5-8** and **Table 5-9** summarize the annual segment volumes and revenues for 2023 and 2030. These tables show the Miami-Orlando segment generating significant volume of riders and corresponding revenue relative to the other two segments and largely due to the estimated impact of anticipated market strategies specifically targeted at this travel market.

TABLE 5-6 FORECAST BRIGHTLINE – ANNUAL SEGMENT VOLUMES AND REVENUES, 2023 (2016 $)

Station Pairs	Northbound Volume	Southbound Volume	Total Volume	Segment Fare	Estimated Revenue
Short-Distance					
Miami / West Palm Beach	304,140	288,710	592,849	$45.37	$26,896,373
Fort Lauderdale / West Palm Beach	546,008	554,215	1,100,223	$29.90	$32,894,966
Fort Lauderdale / Miami	691,351	695,049	1,386,400	$29.55	$40,972,028
Subtotal	**1,541,499**	**1,537,973**	**3,079,472**	**$32.72**	**$100,763,367**
Long-Distance					
Miami / Orlando	449,770	467,213	916,983	$95.89	$87,930,100
Fort Lauderdale / Orlando	484,698	499,906	984,603	$86.47	$85,139,230
West Palm Beach / Orlando	810,786	821,824	1,632,610	$77.00	$125,703,886
Subtotal	1,745,255	1,788,942	3,534,197	$84.54	$298,773,216
Grand Total	**3,286,754**	**3,326,915**	**6,613,669**	**$60.41**	**$399,536,583**

Source: Louis Berger, 2017

TABLE 5-7 FORECAST BRIGHTLINE – ANNUAL SEGMENT VOLUMES AND REVENUES, 2030 (2016 $)

Station Pairs	Northbound Volume	Southbound Volume	Total Volume	Segment Fare	Estimated Revenue
Short-Distance					
Miami / West Palm Beach	332,835	315,947	648,781	$45.38	$29,439,202
Fort Lauderdale / West Palm Beach	596,247	605,220	1,201,466	$29.90	$35,923,160
Fort Lauderdale / Miami	753,477	757,518	1,510,995	$29.55	$44,657,226
Subtotal	**1,682,558**	**1,678,684**	**3,361,242**	**$32.73**	**$110,019,588**
Long-Distance					
Miami / Orlando	559,405	581,214	1,140,619	$95.87	$109,355,118
Fort Lauderdale / Orlando	603,505	622,505	1,226,011	$86.47	$106,009,933
West Palm Beach / Orlando	1,010,003	1,023,784	2,033,787	$76.99	$156,584,682
Subtotal	**2,172,913**	**2,227,504**	**4,400,417**	**$84.53**	**$371,949,733**
Grand Total	**3,855,471**	**3,906,187**	**7,761,658**	**$62.10**	**$481,969,321**

Source: Louis Berger, 2017

The annual city pair segment volumes presented above allow for estimation of daily boardings and alightings at the four station locations. These estimates are presented in **Table 5-10** and **Table 5-11**. As expected, Orlando generates the highest count of forecasted boardings and alightings when Brightline ridership is isolated to long-distance trips only.

TABLE 5-8 BRIGHTLINE DAILY BOARDINGS AND ALIGHTINGS, 2023

Station	Boardings	Alightings
Orlando	4,901	4,782
West Palm Beach	4,531	4,581
Fort Lauderdale	4,728	4,782
Miami	3,960	3,975
TOTAL	18,120	18,120

Source: Louis Berger, 2017

TABLE 5-9 BRIGHTLINE DAILY BOARDINGS AND ALIGHTINGS, 2030

Station	Boardings	Alightings
Orlando	6,103	5,953
West Palm Beach	5,291	5,350
Fort Lauderdale	5,362	5,428
Miami	4,509	4,533
TOTAL	21,265	21,265

Source: Louis Berger, 2017

6.0 Forecast Sensitivity

Louis Berger conducted several additional simulations to determine the sensitivity of the network/mode choice model forecast outputs to changes in key input parameters. The findings of these tests are summarized in **Table 6-1**, with implications for validation of the forecast and for risk of forecast error summarized below.

TABLE 6-1 SENSITIVITY TEST RESULTS, RIDERSHIP AND REVENUE % CHANGE, 2023

Sensitivity Test (Assumptions modified)	Test (% decrease / increase)	Short-Distance		Long-Distance	
		Ridership Effect	Revenue Effect	Ridership Effect	Revenue Effect
Brightline Travel Time	10% decrease	3.6%	4.0%	6.3%	6.3%
	10% increase	-3.5%	-3.8%	-5.9%	-6.0%
Brightline Frequency	20% decrease	-3.7%	-3.9%	-1.5%	-1.6%
	20% increase	3.8%	4.0%	1.5%	1.6%
Station Access Costs (e.g. taxi fare, parking fees)	20% decrease	5.2%	5.3%	3.2%	3.1%
	20% increase	-4.9%	-5.0%	-3.1%	-3.0%
Intercity Travel Time by Auto	20% decrease	-10.4%	-10.9%	-11.2%	-11.4%
	20% increase	11.9%	12.6%	12.6%	12.7%
Intercity Travel time by Auto and Station Access Time	20% decrease	-1.3%	-1.5%	-7.1%	-7.3%
	20% increase	1.7%	2.0%	7.7%	7.7%
Auto Fuel Prices	Low: $1.78 (-35%)	-3.3%	-3.5%	-3.1%	-3.1%
	High: $4.95 (+79%)	7.9%	8.4%	7.4%	7.5%
Air Fares	20% decrease	N/A	N/A	-0.3%	-0.3%
	20% increase	N/A	N/A	0.1%	0.1%

Source: Louis Berger, 2017

6.1 Brightline Travel Time

Among other things, travelers will choose the Brightline service for the savings in travel time that the service offers. The travel time on the train duration of the trip on board the train, referred to as in-vehicle travel time (IVTT), is a key input to the mode choice model. The discrete choice analysis of the SP survey provides an indication of how business and non-business travelers value IVTT. In tests where the duration of the Brightline trip between destinations was varied, we found that travelers are somewhat less sensitive to IVTT than they are to fare price, as follows.

Overall, a decrease in Brightline running time of 10 percent (i.e., a reduction of 20 minutes in the running time from Miami to Orlando) could be expected to result in an increase of 6.3 percent in ridership. Should the running time need to be increased from the levels assumed in this study, a similar magnitude of decrease in ridership could be expected. In the SEF market a similar decrease of 10 percent in run time (7 minutes) would result in a 3.6 percent increase in ridership.

6.2 Brightline Frequency

Travelers also place a value on the frequency of service, meaning how often trains with the same origin and destination operate. With intercity rail service, as opposed to intracity transit, travelers tend to time their arrivals to the station closely with scheduled departures and frequency of service is less important than running time or cost.

A 20 percent increase in the frequency of service over the one departure per hour base assumption results in a 3.8 percent increase in ridership in the Miami to West Palm Beach short-distance market, and a 1.5 percent increase for the longer distance city pairs. An equivalent decrease in frequency would result in a roughly equivalent decrease in ridership.

6.3 Station Access-Egress Costs

A certain amount of cost is attributable to accessing a Brightline station for departure and getting from the Brightline station to the final destination. These costs can come in the form of taxi / rideshare fees, transit, fares, or parking fees incurred arriving to and leaving the station. Since these costs can represent a considerable proportion of the total trip cost, changes in station access and egress impact a traveler's decision to choose Brightline as a mode

If station access-egress costs decrease by 20 percent, ridership increases by 5.2 percent and 3.2 percent for the short-distance and long-distance markets, respectively. When these costs increase by the same amount, the drop in ridership is slightly lower –4.9 percent and 3.1 percent for each market.

6.4 Intercity Travel Time by Auto

An increase in auto travel time between the city pairs as a result of greater roadway congestion in the region would make the Brightline service more competitive (a cross-elasticity response).

In the case where only changes in intercity travel time by auto are considered (attributable to greater intercity and roadway congestion without impacting station access times), a 20 percent increase would increase long-distance and short-distance travel ridership by 12.6 and 11.9 percent, respectively. A decrease in travel time by auto will result in similar reductions for both market, within 1% percentage point.

6.5 Intercity Travel Time by Auto and Station Access Time

Increases in intercity auto travel time may be accompanied by increases in intracity congestion, resulting in higher station access-egress travel times. When this occurs, any attractiveness that the Brightline service has gained as a result of greater intercity congestion is offset by a corresponding negative impact due to changes in the level of station access/egress time. In general, travelers place a higher value on this access-egress time than they do on IVTT. Our sensitivity tests showed that both business and non-business travelers are more sensitive to access-egress time than travel time on the train.

For long-distance travel, the combined effect of higher intercity and intracity travel times results in a 7.7 percent increase in ridership for every 20 percent increase in travel times. For short-distance travel, the combined effect of higher intercity and intracity travel times results in a 1.7% increase in ridership for every 20% increase in travel times. Similar corresponding drops in ridership are expected if intercity and intracity travel times decrease by 20%. This outcome highlights the importance that travelers attribute to time spent accessing-egressing the station: as described in Section 6.4, when only the intercity travel time by auto changes, the ridership effects are considerably higher, indicating that the offset in changes to station access-egress times is significant.

6.6 Auto Fuel Prices

An increase in gas prices would also be expected to make the Brightline service more competitive. This effect is offset, however, by a corresponding change in cost of accessing the stations (e.g. by private auto or taxi/bus transit where fuel costs are passed on in fare prices). It should be noted that this evaluation does not include a change in the cost of Brightline fuel prices that may be passed on in higher fares.

Louis Berger tested two different gas prices for the purposes of this sensitivity test, one higher and one lower than the reference price used in the base case of $2.61. The first price is from the Energy Information Agency (EIA) low price forecast for 2023 - $1.78. This represents a 35 percent decrease in the auto fuel price, which results in a 3.3 and 3.1 percent reduction in ridership for the short- and long-distance market, respectively. The second price tested was the EIA high price forecast for 2023 - $4.95. This represents a 79 percent increase in the auto fuel price, which results in a 7.9 and 7.4 percent increase in ridership for the short- and long-distance market, respectively. The results of this test are as expected: since more fuel is spent for the intercity component of the trip, any impacts that changes in the gas price has in the station access-egress costs have a minor impact. Should Brightline fares also increase to pass on the cost of higher Brightline fuel related operating costs there would likely be no net increase in ridership.

6.7 Air Fares

As with costs in the auto mode of travel, an increase in airline fares could also be expected to make the Brightline service relatively more competitive for travel between Southeast Florida and Central Florida. This effect is expected to be small, however, given that air travel is a small part of the intercity travel market, especially when compared to auto travel. This sensitivity test was only conducted for the long-distance market, since there is currently no air travel service within the city pairs in Southeast Florida.

An increase in air fares of 20 percent would be expected to result in a 0.1 percent increase in Brightline ridership for the long-distance market. Should air fares decrease by the same magnitude, Brightline ridership would drop by 0.3 percent.

7.0 Conclusion

With frequent service between city centers in the corridor, Brightline offers the prospect of substantial time savings to current users of auto, bus, traditional rail, and even air. To determine how these time savings would alter travel behavior and generate ridership and revenue for Brightline, Louis Berger undertook a detailed examination of current travel behavior, and conducted surveys that determined traveler preferences and willingness to pay. Best practices in discrete choice analysis and travel network modeling were employed and findings were tested and referenced to previous studies. The analysis revealed that introduction of Brightline service would complement existing modes of travel and draw substantial number of business and non-business travelers. The analysis also identified several areas of focus already under consideration in Brightline business planning with respect to operating schedules, service offerings, and fare setting.

Appendix A

Per Capita Income Maps

The following maps provide a geographical representation of the per capita income distribution around the Brightline Stations.

FIGURE 0-1 OVERVIEW - STATION AREA PER CAPITA INCOME, 2015


Legend
Station Location
10-Mile Station Buffer
B19301e1 (percapinc)
$694.00 - $14,283.00
$14,283.01 - $20,263.00
$20,263.01 - $26,412.00
$26,412.01 - $33,660.00
$33,660.01 - $42,901.00
$42,901.01 - $55,307.00
$55,307.01 - $72,347.00
$72,347.01 - $96,353.00
$96,353.01 - $143,873.00
$143,873.01 - $240,749.00
Orlando
Kissimmee
Melbourne
Palm Bay
Port St Lucie
Jupiter
West Palm Beach
Lake Okeechobee
Belle Glade
Boca Raton
Coral Springs
Pompano Beach
Fort Lauderdale
Plantation
Hollywood
Pembroke Pines
Hialeah
Miami
Miami Beach
Cape Coral
Fort Myers
Lehigh Acres
Immokalee
Bonita Springs
Naples

Source: Louis Berger, 2017 from data provided by U.S. Census, 2015

FIGURE 0-2 MIAMI STATION AREA PER CAPITA INCOME, 2015


Legend
Station Location
10-Mile Station Buffer
B19301e1(percapinc)
$694.00 - $14,283.00
$14,283.01 - $20,263.00
$20,263.01 - $26,412.00
$26,412.01 - $33,660.00
$33,660.01 - $42,901.00
$42,901.01 - $55,307.00
$55,307.01 - $72,347.00
$72,347.01 - $96,353.00
$96,353.01 - $143,873.00
$143,873.01 - $240,749.00

Source: Louis Berger, 2017 from data provided by U.S. Census, 2015

FIGURE 0-3 FORT LAUDERDALE STATION AREA PER CAPITA INCOME, 2015


Legend
Station Location
10-Mile Station Buffer
B19301e1 (percapinc)
$694.00 - $14,283.00
$14,283.01 - $20,263.00
$20,263.01 - $26,412.00
$26,412.01 - $33,660.00
$33,660.01 - $42,901.00
$42,901.01 - $55,307.00
$55,307.01 - $72,347.00
$72,347.01 - $96,353.00
$96,353.01 - $143,873.00
$143,873.01 - $240,749.00
Coral Springs
Pompano Beach
Fort Lauderdale
Hollywood
Pembroke Pines

Source: Louis Berger, 2017 from data provided by U.S. Census, 2015

FIGURE 0-4 WEST PALM BEACH AREA PER CAPITA INCOME, 2015


Legend
Station Location
10-Mile Station Buffer
B19301e1(percapinc)
$694.00 - $14,283.00
$14,283.01 - $20,263.00
$20,263.01 - $26,412.00
$26,412.01 - $33,660.00
$33,660.01 - $42,901.00
$42,901.01 - $55,307.00
$55,307.01 - $72,347.00
$72,347.01 - $96,353.00
$96,353.01 - $143,873.00
$143,873.01 - $240,749.00

Source: Louis Berger, 2017 from data provided by U.S. Census, 2015

FIGURE 0-5 ORLANDO AREA PER CAPITA INCOME, 2015


Legend
Station Location
10-Mile Station Buffer
B19301e1 (percapinc)
$694.00 - $14,283.00
$14,283.01 - $20,263.00
$20,263.01 - $26,412.00
$26,412.01 - $33,660.00
$33,660.01 - $42,901.00
$42,901.01 - $55,307.00
$55,307.01 - $72,347.00
$72,347.01 - $96,353.00
$96,353.01 - $143,873.00
$143,873.01 - $240,749.00
Lake Mary
Winter Springs
Longwood
Casselberry
Oviedo
Altamonte Springs
Maitland
Goldenrod
UCF
Fairview Shores
Winter Park
Pine Hills
Orlando
Wedgefield
Orange County Landfill
Curtis Stanton Energy Plant
Conway
Oak Ridge
Orlando International Airport
Doctor Phillips
Meadow Woods
Lake Hart
Hunters Creek
East Lake Tohopekaliga
Kissimmee
Campbell

Source: Louis Berger, 2017 from data provided by U.S. Census, 2015

Employment Maps

The following maps provide a geographical representation of the employment density around the Brightline Stations.

FIGURE 0-6 OVERVIEW - STATION AREA EMPLOYMENT DENSITY, 2014


Legend
Station Location
10-Mile Station Buffer
Jobs Per Square Mile
0 - 862
863 - 2,488
2,489 - 5,152
5,153 - 9,837
9,838 - 18,372
18,373 - 31,303
31,304 - 52,342
52,343 - 86,493
86,494 - 152,112
152,113 - 270,657
Melbourne
Palm Bay
Lake Okeechobee
Belle Glade
Jupiter
Boca Raton
Fort Lauderdale
Hollywood
Miami Beach
Lehigh Acres
Immokalee
Bonita Springs

Source: Louis Berger, 2017 from data provided by LEHD, LODES Dataset, 2014

FIGURE 0-7 MIAMI STATION AREA EMPLOYMENT DENSITY, 2014


Miami
Legend
Station Location
10-Mile Station Buffer
Jobs Per Square Mile
0 - 862
863 - 2,488
2,489 - 5,152
5,153 - 9,837
9,838 - 18,372
18,373 - 31,303
31,304 - 52,342
52,343 - 86,493
86,494 - 152,112
152,113 - 270,657

Source: Louis Berger, 2017 from data provided by LEHD, LODES Dataset, 2014

FIGURE 0-8 FORT LAUDERDALE STATION AREA EMPLOYMENT DENSITY, 2014


Legend
Station Location
10-Mile Station Buffer
Jobs Per Square Mile
0 - 862
863 - 2,488
2,489 - 5,152
5,153 - 9,837
9,838 - 18,372
18,373 - 31,303
31,304 - 52,342
52,343 - 86,493
86,494 - 152,112
152,113 - 270,657
Coral Springs
Pompano Beach
Fort Lauderdale
Hollywood
Pembroke Pines

Source: Louis Berger, 2017 from data provided by LEHD, LODES Dataset, 2014

FIGURE 0-9 WEST PALM BEACH STATION AREA EMPLOYMENT DENSITY, 2014


Legend
Station Location
10-Mile Station Buffer
Jobs Per Square Mile
0 - 862
863 - 2,488
2,489 - 5,152
5,153 - 9,837
9,838 - 18,372
18,373 - 31,303
31,304 - 52,342
52,343 - 86,493
86,494 - 152,112
152,113 - 270,657

Source: Louis Berger, 2017 from data provided by LEHD, LODES Dataset, 2014

FIGURE 0-10 ORLANDO STATION AREA EMPLOYMENT DENSITY, 2014


Legend
Station Location
10-Mile Station Buffer
Jobs Per Square Mile
0 - 862
863 - 2,488
2,489 - 5,152
5,153 - 9,837
9,838 - 18,372
18,373 - 31,303
31,304 - 52,342
52,343 - 86,493
86,494 - 152,112
152,113 - 270,657
Lake Mary
Winter Springs
Longwood
Casselberry
Oviedo
Altamonte Springs
Maitland
Goldenrod
Winter Park
Fairview Shores
Pine Hills
Orlando
Wedgefield
Conway
Oak Ridge
Doctor Phillips
Meadow Woods
Hunters Creek
Kissimmee
St Cloud
Campbell
Geneva

Source: Louis Berger, 2017 from data provided by LEHD, LODES Dataset, 2014

Appendix B: Assessment of Growth in Intercity Auto Travel

Currently, the primary means of auto travel between the catchment area for the Brightline Orlando Station and the station catchment areas in Southeast Florida is the Florida Turnpike mainline ticket system running from Kissimee/St. Cloud through to Fort Pierce. This route is the most direct from the Metropolitan Orlando area, and, while tolled, offers the greatest time savings and reliability in journey time, as compared to the I-95 corridor from Cocoa. A review of the origin-destination (O/D) data gathered for this study indicates that over 80% of intercity auto journeys between the catchment areas utilize the Turnpike, as opposed to I-95.

The continuous traffic monitoring station in the vicinity of Fort Pierce is the low point for traffic volume on the Turnpike and provides the best representation of long-distance auto traffic in the corridor. Turnpike ticket system O/D data indicates that at this point (just north of the Exit 152 for Fort Pierce and Exit 133 for St. Lucie), 77 percent of traffic is traveling between Orlando and Palm Beach and points south.

The map below, obtained from the Florida DOT Traffic Online website (flto.dot.state.fl.us/website /FloridaTrafficOnline/viewer.html), indicates the location of this measurement point (Station 0421) highlighted in the red circle.

Figure B-1: Continuous Traffic Monitoring Station 0421, Florida Turnpike at SR 70, Fort Pierce


ORANGE AVE
2544
PICOS RD
350
GRAHAM RD
Fort Pierce
ST. LUCIE
OKEECHOBEE RD
7100
13000
BROCKSMITH RD

Data maintained by FDOT for this continuous traffic measurement point indicates that Monthly Average Daily Traffic has grown at a rate of 2.7 percent per year from 24,796 in December 2001 to 36,939 in December 2016. Following a period of flatness in traffic growth during and after the recession in 2008, traffic at this location

has resumed a high rate of growth, at an average annual rate of 4.7%. Figure B-2, below, displays the level of average daily traffic by month observed at this location since January 2001.

Figure B-2: Average Daily Traffic by Month, Station 0421


40,000
35,000
30,000
25,000
20,000
15,000
10,000
5,000
-
Average Daily Traffic
Jan-01
Jul-01
Jan-02
Jul-02
Jan-03
Jul-03
Jan-04
Jul-04
Jan-05
Jul-05
Jan-06
Jul-06
Jan-07
Jul-07
Jan-08
Jul-08
Jan-09
Jul-09
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Jul-16

The availability of monthly time series data at a location that is indicative of long-distance intercity travel demand between Central and Southeast Florida provided a base for an econometric evaluation of the factors influencing intercity travel. Using the monthly traffic counts, Louis Berger developed a forecast model that relates past traffic performance to key economic indicators. To develop the forecast model, Louis Berger tested a variety of independent variables (at the state, regional, and counties levels including population, employment by industry, and gross domestic product). The variables providing the best fit to historical traffic are as follows.

- Total Non-Agricultural Employment for the state of Florida; historic and future forecast series from Moody's Analytics
- Total Households for the state of Florida; historic and future forecast series from Moody's Analytics
- Gasoline All Grades U.S. Average Retail Price Including Taxes; historic and future forecast (Reference Case) from US Energy Information Administration (USEIA) Annual Energy Outlook, 2017
- Binary variable to isolate the effect of monthly and seasonal traffic patterns

The specification of the forecast equation is provided below. Overall the forecast model explains 90% of the variation in the historical series. Figure B-4 displays the fit of the output of the model for against the sample of actual traffic performance.

Figure B-3: Traffic Model Forecast Specification

Dependent Variable: LOG(MADT)				
Method: Least Squares				
Sample: 2001M01 2016M12				
Included observations: 192				
Variable	Coefficient	Std. Error	t-Statistic	Prob.
C	-9.064901	0.558595	-16.22804	0
LOG(FET_FL)	0.809879	0.080207	10.09742	0
LOG(FHHOLDQ_FL)	1.387479	0.071217	19.48232	0
LOG(RMGEIAUS)	-0.041495	0.014521	-2.85763	0.0048
M01	-0.121997	0.014966	-8.15142	0
M02	-0.107855	0.014972	-7.203721	0
M03	0.018283	0.015027	1.216646	0.2254
M04	-0.071794	0.015097	-4.755588	0
M05	-0.072708	0.015164	-4.794807	0
M06	-0.111857	0.015157	-7.379809	0
M07	-0.033591	0.015114	-2.222557	0.0275
M08	-0.105419	0.015101	-6.98074	0
M09	-0.231046	0.015086	-15.31511	0
M10	-0.1417	0.015011	-9.439988	0
M11	-0.041299	0.014958	-2.760974	0.0064
R-squared	0.915005	Mean dependent var		10.20538
Adjusted R-squared	0.908282	S.D. dependent var		0.139582
S.E. of regression	0.042273	Akaike info criterion		-3.414454
Sum squared resid	0.316293	Schwarz criterion		-3.159962
Log likelihood	342.7875	Hannan-Quinn criter.		-3.311383
F-statistic	136.1046	Durbin-Watson stat		1.511983
Prob(F-statistic)	0			

Figure B-4: Modeled to Actual Monthly Traffic


40,000
35,000
30,000
25,000
20,000
15,000
10,000
5,000
-
Average Daily Traffic
2000
2002
2004
2006
2008
2010
2012
2014
2016
2018
Modeled
Actual

Forecast data points for the period from January 2017 through December 2040 purchased from Moody's Analytics and obtained from the US Energy Administration were used to develop a forecast for future levels of turnpike traffic as an indication of the future potential for growth in the intercity travel market.

The growth outlook of the independent variables indicated in the data provided by Moody's and USEIA is summarized in Figure B5.

Figure B-5: Forecast Year-over-Year Growth in Independent Variables

Year	Florida Households	Florida Non-Ag Total Employment	Real Gasoline Price
2017	2.3%	2.9%	7.8%
2018	2.7%	2.1%	0.0%
2019	2.6%	1.8%	9.4%
2020	2.5%	1.1%	4.9%
2021	2.4%	0.7%	4.5%
2022	2.3%	1.6%	4.1%
2023	2.3%	1.7%	1.1%
2024	2.2%	0.9%	0.8%
2025	2.2%	0.7%	1.5%
2026	2.1%	0.7%	1.2%
2027	2.1%	0.7%	0.3%
2028	2.0%	0.9%	-0.3%
2029	2.0%	0.8%	0.8%
2030	1.9%	0.8%	1.4%
2031	1.8%	0.8%	1.3%
2032	1.7%	0.8%	1.4%
2033	1.7%	0.8%	-0.2%
2034	1.5%	0.8%	1.0%
2035	1.4%	0.8%	0.5%
2036	1.3%	0.8%	2.0%
2037	1.2%	0.8%	0.2%
2038	1.2%	0.9%	0.4%
2039	1.1%	0.9%	1.3%
2040	1.1%	1.0%	0.7%

The year-over-year growth rates produced as an output of the forecast model are displayed in Figure A6. The overall average annual growth in traffic is estimated at 3.2% per year, with substantial growth above that level anticipated in the near term, declining somewhat in the out years. The model output for the near term was adjusted downward to the long-term average to account for uncertainty in near-term economic conditions, the out-year growth levels were retained. These adjusted growth rates were used to set the level of the overall auto travel market in future years as an input to the mode choice models outlined in Chapter 6.

Figure B6: Modeled to Actual Monthly Traffic

Year	Model Output	Adjustment for Long-Range Average
2017	5.5%	3.2%
2018	4.8%	3.2%
2019	4.3%	3.2%
2020	3.7%	3.2%
2021	4.4%	3.2%
2022	4.5%	3.2%
2023	3.8%	3.2%
2024	3.6%	3.2%
2025	3.6%	3.2%
2026	3.5%	3.2%
2027	3.5%	3.2%
2028	3.4%	3.2%
2029	3.3%	3.2%
2030	3.2%	3.2%
2031	3.0%	3.0%
2032	3.0%	3.0%
2033	2.8%	2.8%
2034	2.6%	2.6%
2035	2.4%	2.4%
2036	2.3%	2.3%
2037	2.3%	2.3%
2038	2.3%	2.3%
2039	2.4%	2.4%
2040	2.3%	2.3%